Exhibit 10.9

CREDIT AGREEMENT
dated as of January 4, 2006

among

ROSETTA STONE HOLDINGS INC.
as a Borrower,

THE OTHER PERSONS THAT JOIN THIS AGREEMENT AS A BORROWER
FROM TIME TO TIME PURSUANT TO A BORROWER JOINDER AGREEMENT,
as Borrowers

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

MADISON CAPITAL FUNDING LLC,
as Agent

i

2.12.	Payment		23
	2.12.1.	Making and Settlement of Payments	23
	2.12.2.	Application of Payments and Proceeds	23
	2.12.3.	Payment Dates	25
	2.12.4.	Set-off	25
	2.12.5.	Proration of Payments	25

2.13.	Joinder and Joint and Several Liability		25
	2.13.1.	Joinder of Opco Borrower	25
	2.13.2.	Joint and Several	25
	2.13.3.	Waivers by Borrowers	26
	2.13.4.	Benefit of Joint and Several Obligations	26
	2.13.5.	Subordination of Subrogation, Etc.	26
	2.13.6.	Election of Remedies	27
	2.13.7.	Limitation	27
	2.13.8.	Contribution with Respect to Guaranty Obligations	27
	2.13.9.	Liability Cumulative	28

Section 3.	Yield Protection		28

3.1.	Taxes		28

3.2.	Increased Cost		29

3.3.	Inadequate or Unfair Basis		30

3.4.	Change in Law		30

3.5.	Funding Losses		30

3.6.	Manner of Funding; Alternate Funding Offices		31

3.7.	Mitigation of Circumstances; Replacement of Lenders		31

3.8.	Conclusiveness of Statements; Survival		31

Section 4.	Conditions Precedent		32

4.1.	Initial Credit Extension		32
	4.1.1.	Capitalization; Adjusted EBITDA	32
	4.1.2.	Initial Loans; Availability	32
	4.1.3.	Closing Date Total Debt to EBITDA Ratio	32
	4.1.4.	Prior Debt	32
	4.1.5.	Related Transactions	32
	4.1.6.	Fees	32
	4.1.7.	Delivery of Loan Documents	32

4.2.	All Credit Extensions		34

Section 5.	Representations and Warranties		34

5.1.	Organization		34

5.2.	Authorization; No Conflict		35

5.3.	Validity; Binding Nature		35

5.4.	Financial Condition		35

5.5.	No Material Adverse Change		35

5.6.	Litigation		36

5.7.	Ownership of Properties; Liens		36

5.8.	Capitalization		36

5.9.	Pension Plans		36

5.10.	Investment Company Act		37

5.11.	Public Utility Holding Company Act		37

5.12.	Margin Stock		37

5.13.	Taxes		37

5.14.	Solvency		37

5.15.	Environmental Matters		37

5.16.	Insurance		38

5.17.	Information		38

5.18.	Proprietary Rights		38

5.19.	Restrictive Provisions		40

5.20.	Labor Matters		40

5.21.	No Default		41

5.22.	Related Agreements		41

5.23.	Inactive Subsidiary		41

Section 6.	Affirmative Covenants		41

6.1.	Information		42
	6.1.1.	Annual Report	42
	6.1.2.	Interim Reports	42
	6.1.3.	Compliance Certificate and Excess Cash Flow Certificate	42
	6.1.4.	Reports to SEC and Shareholders	43
	6.1.5.	Notice of Default; Litigation; ER1SA and Other Matters	43
	6.1.6.	Availability Certificate	44
	6.1.7.	Management Report	44
	6.1.8.	Projections	44
	6.1.9.	Other Information	44

6.2.	Books; Records; Inspections		44

6.3.	Maintenance of Property; Insurance		45

6.4.	Compliance with Laws; Payment of Taxes and Liabilities		45

6.5.	Maintenance of Existence		46

6.6.	Employee Benefit Plans		46

6.7.	Environmental Matters		46

6.8.	Intellectual Property		46

6.9.	Further Assurances		46

Section 7.	Negative Covenants		47

7.1.	Debt		47

7.2.	Liens		48

7.3.	Operating Leases		49

7.4.	Restricted Payments		49

7.5.	Mergers; Consolidations; Asset Sales		50

7.6.	Modification of Organizational Documents		50

7.7.	Use of Proceeds		50

7.8.	Transactions with Affiliates		51

7.9.	Inconsistent Agreements		51

7.10.	Business Activities		51

7.11.	Investments		51

7.12.	Restriction of Amendments to Certain Documents		52

7.13.	Fiscal Year		52

7.14.	Financial Covenants		53
	7.14.1.	Fixed Charge Coverage Ratio	53
	7.14.2.	Interest Coverage Ratio	53
	7.14.3.	[Intentionally Omitted]	53
	7.14.4.	Total Debt to EBITDA Ratio	53
	7.14.5.	EBITDA	53
	7.14.6.	Capital Expenditures	54

7.15.	Bank Accounts		54

7.16.	Subsidiaries		54

Section 8.	Events of Default; Remedies		54

8.1.	Events of Default		54
	8.1.1.	Non-Payment of Credit	54
	8.1.2.	Default Under Other Debt	54
	8.1.3.	Bankruptcy; Insolvency	55
	8.1.4.	Non-Compliance with Loan Documents	55
	8.1.5.	Representations; Warranties	55
	8.1.6.	Pension Plans	55
	8.1.7.	Judgments	55
	8.1.8.	Invalidity of Collateral Documents	56
	8.1.9.	Change of Control	56
	8.1.10.	Activities of Parent and Holdings	56

8.2.	Remedies		56

Section 9.	Agent		57

9.1.	Appointment; Authorization		57

9.2.	Delegation of Duties		57

9.3.	Limited Liability		57

9.4.	Reliance		58

9.5.	Notice of Default		58

9.6.	Credit Decision		58

9.7.	Indemnification		59

9.8.	Agent Individually		59

9.9.	Successor Agent		59

9.10.	Collateral Matters		60

Section 10.	Miscellaneous		60

10.1.	Waiver; Amendments		60

10.2.	Notices		61

10.3.	Computations		61

10.4.	Costs; Expenses		61

10.5.	Indemnification by Borrowers		62

10.6.	Marshaling; Payments Set Aside		62

10.7.	Nonliability of Lenders		62

10.8.	Assignments; Participations		63
	10.8.1.	Assignments	63
	10.8.2.	Participations	64

10.9.	Confidentiality		64

10.10.	Captions		65

10.11.	Nature of Remedies		65

10.12.	Counterparts		65

10.13.	Severability		65

10.14.	Entire Agreement		65

10.15.	Successors; Assigns		66

10.16.	Governing Law		66

10.17.	Forum Selection; Consent to Jurisdiction		66

10.18.	Waiver of Jury Trial		66

10.19.	Holdings as Agent for Borrowers		66

v

Annexes

Annex I	Commitments and Pro Rata Shares

Annex II	Addresses

Exhibits

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Availability Certificate
Exhibit D	Form of Note
Exhibit E	Form of Borrowing Notice
Exhibit F	Form of Conversion/Continuation Notice
Exhibit G	Form of Borrower Joinder Agreement
Exhibit H	Form of Excess Cash Flow Certificate

Schedules

Schedule 4.1.4	Prior Debt
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.13	Taxes
Schedule 5.16	Insurance
Schedule 5.18	Proprietary Rights
Schedule 5.20	Labor Matters
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.11	Existing Investments
Schedule 7.15	Bank Accounts

CREDIT AGREEMENT

Credit Agreement dated as of January 4, 2006 (as amended, restated or otherwise modified from time to time, this “Agreement”) among Rosetta Stone Holdings Inc., a Delaware corporation (“Holdings”), the other Persons that join this Agreement as a borrower pursuant to a Borrower Joinder Agreement and become party hereto from time to time (Holdings and such other Persons are referred to hereinafter each individually as a “Borrower” and collectively as the “Borrowers”), the financial institutions party hereto from time to time (together with their respective successors and assigns, “Lenders”) and Madison Capital Funding LLC (in its individual capacity, “Madison”), as Agent for all Lenders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section I.      Definitions; Interpretation.

1.1.           Definitions.

When used herein the following terms shall have the following meanings:

Administrative Borrower has the meaning set forth in Section 10.19.

Acceleration Event means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments: or (iii) any other Event of Default under Section 8.1 and the election by the Required Lenders to declare the Obligations to be due and payable or to terminate the Revolving Loan Commitment.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to Opco Borrower or any Subsidiary with respect to any Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjusted Working Capital means the remainder of (a) the consolidated current assets of Holdings and the Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of Holdings and the Subsidiaries minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of Holdings and the Subsidiaries included in such consolidated current liabilities.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Borrower or of any Subsidiary.

Agent means Madison in its capacity as agent for all Lenders hereunder and any successor thereto in such capacity.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means the applicable rate per annum corresponding to the applicable Total Debt to EBITDA Ratio, all as set forth in the following table:

	Revolving Loans and the Term A Loan
Total Debt to EBITDA Ratio	Base Rate	LIBOR Rate
> 1.50:1.00	2.00%	3.00%
< 1.50:1.00	1.75%	2.75%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, on the date financial statements are required to be delivered pursuant to Section 6.1.2(a) (or, in the case of the last Fiscal Quarter of each Fiscal Year, Section 6.1.1) after the end of each related Fiscal Quarter based on the Total Debt to EBITDA Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing, (a) until the date that the financial statements for the Fiscal Year ending December 31, 2006 are required to be delivered pursuant to Section 6.1.2(a), the Applicable Margin shall be the rates corresponding to the Total Debt to EBITDA Ratio of ≥ 1.50:1.00 in the foregoing table, (b) if Borrowers fail to deliver the financial statements required by Section 6.1.1 or 6.1.2(a), as applicable, and the related Compliance Certificate required by Section 6.1.3, by the respective date required thereunder after the end of any related Fiscal Quarter, the Applicable Margin shall be the rates corresponding to the Total Debt to EBITDA Ratio of ≥ 1.50:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

Applicable Multiple means the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.4 as of the last day of the then most recently ended Computation Period.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Availability Certificate means a certificate substantially in the form of Exhibit C.

Base Rate means, for any day, the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select) and (b) the sum of the Federal Funds Rate plus 0.5%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Borrower has the meaning set forth in the Preamble.

Borrower Joinder Agreement means an agreement substantially in the form of Exhibit G.

Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) EBITDA for the most recently ended 12 month period multiplied by the Applicable Multiple minus (ii) outstanding Total Debt as of such date, in each case less such reserves and allowances as Agent deems necessary in its reasonable discretion to protect or preserve the Collateral or the value thereof.

Borrowing Notice means a notice in substantially the form of Exhibit E.

Business Day means any day on which commercial banks are open for commercial banking business in Chicago, Illinois and New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Holdings, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service. Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Agent.

Closing Date means the date on which all conditions precedent set forth in Section 4.1 have been satisfied or waived in writing by Agent and Lenders.

Closing, Date Total Debt to EBITDA Ratio means, as of the Closing Date, the ratio of (a) Total Debt as of such day (and after giving effect to the initial Loans made hereunder) to (b) EBITDA as of such day, provided that, solely in the case of calculating Closing Date Total Debt to EBITDA Ratio, EBITDA shall be calculated by multiplying (i) EBITDA for the period from January 1, 2005 to September 30, 2005 by (ii) 1.336996.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party acknowledges the Liens of Agent and waives or subordinates any Liens held by such Person on such property, and. in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commercial Software means packaged commercially available software programs generally available to the public which have been licensed to a Loan Party pursuant to end-user licenses and which are used in a Loan Party’s business but not a component of or incorporated into any Loan Party product.

Commitment means, as to any Lender, such Lender’s Pro Rata Revolving Share of the Revolving Loan Commitment and such Lender’s Pro Rata Term A Share of the Term A Loan Commitment.

Commitment Fee means the fee payable by Borrowers to Lenders pursuant to Section 2.8.1.

Company Software means proprietary rights in the software for which Proprietary Rights are owned by any Loan Party, including copyrights, trademarks, and trade secrets.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to Holdings and the Subsidiaries for any period, the consolidated net income (or loss) of Holdings and the Subsidiaries for such period, excluding any gains from Dispositions, any extraordinary gains and any gains from discontinued operations.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Holdings, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Conversion/Continuation Notice means a notice in substantially the form of Exhibit F.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and obligations with respect to post-closing adjustments and other payments to be made under Sections 2.5, 2.6, 5.4, 5.5, 5.9 and 8.1 of the Stock Purchase Agreement), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (e) all obligations, contingent or otherwise, with respect to the undrawn amount of all letters of credit, the drawn but not reimbursed amount of all letters of credit and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Obligations of such Person, (h) all full recourse indebtedness of any partnership of which such Person is a general partner, (i) all earn-out and non-compete obligations to the extent such obligations are required to be shown as liabilities of such Person in accordance with GAAP and (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to Opco Borrower or any of its Domestic Subsidiaries), (b) any loss, abandonment, destruction or damage thereof or (c) any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof, in each case described in clauses (a), (b) and (c) above excluding (i) assets subject to a Disposition which are repaired, restored or replaced within 180 days with assets performing the same or a similar function, (ii) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $100,000 and (iii) the sale or other transfer of Inventory in the ordinary course of business.

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a Slate within the United States of America or the District of Columbia.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, the sum of (a) Interest Expense, amortization or write-off of Debt discount. Debt issuance costs and other fees and charges with respect to Debt, (b) income tax expense, (c) depreciation and amortization for such period including but not limited to amortization of intangibles, (d) any extraordinary or non-recurring non-cash expenses or non-cash losses, including but not limited to non-cash losses on sales of assets outside the ordinary course of business and write-downs of intangibles, (e) any other non-cash expenses or non-cash losses, including but not limited to any stock-based compensation expense, (f) transaction costs and other expenses associated with the Related Transactions, including but not limited to legal and advisory fees and incentives based on the performance of Opco Borrower, (g) management fees paid to Sponsor (and/or any Affiliates of Sponsor) to the extent permitted under Section 7.4 and (h) any purchase accounting adjustments associated with the Related Transactions, including but not limited to expensing in-process research and development, minus, to the extent not otherwise deducted from Consolidated Net Income, any cash payments made in such period related to any non-cash expenses deducted from Consolidated Net Income during such period or prior periods. For the 12 month period following the consummation of the Related Transactions, EBITDA may be adjusted, in an amount acceptable to Agent, to reflect the impact, if any, of the non-cash purchase price adjustments to the current deferred revenue balance and inventory carrying value and other similar purchase price adjustments;

provided, that, notwithstanding anything to the contrary contained herein, (i) EBITDA for the month of December, 2005 shall be adjusted in a manner consistent with the adjustments to EBITDA for the months of January, 2005 through November, 2005 set forth below, and (ii) for each of the calendar months listed below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	EBITDA

January, 2005	$226,034

February, 2005	$29,164

March, 2005	$371,522

April, 2005	$603,524

May, 2005	$774,088

June, 2005	$927,354

July, 2005	$817,535

August, 2005	$896,375

September, 2005	$756,333

October, 2005	$974,064

November, 2005	$609,536

ECF Percentage means, for any fiscal year, 50% if the Total Debt to EBITDA Ratio equals or exceeds 1.0:1.0 as of the last day of such fiscal year; and 0% if the Total Debt to EBITDA Ratio is less than 1.0:1.0 as of the last day of such fiscal year.

Embedded Products means all products containing components that are subject to licenses, sublicenses and other agreements as to which any Loan Party is a party and pursuant to which any Loan Party is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software, which are distributed by a Loan Party or incorporated in any existing product or service of a Loan Party.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agreement means the Escrow Agreement dated as of January 4, 2006 among Parent, Holdings, Opco Borrower, Sponsor, Madison, Tom Adams, the holders of the capital stock of Opco Borrower, Eugene Stoltzfus, and U.S. Bank Trust National Association, as escrow agent.

Event of Default means any of the events described in Section 8.1.

Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Term A Loan made during such period, plus (ii) voluntary prepayments of the Term A Loan pursuant to Section 2.10.1 during such period, plus (iii) cash payments (not financed with the proceeds of Debt) made in such period with respect to Capital Expenditures permitted under Section 7.14.6. plus (iv) all federal, state, local and foreign income taxes paid in cash by Opco Borrower and the Subsidiaries, or paid in cash by Holdings on account of the income of Opco Borrower and the Subsidiaries, during such period, plus (v) any net increase in Adjusted Working Capital during such period, plus (vi) transaction costs and other cash expenses associated with the Related Transactions, plus (vii) Interest Expense paid in cash during such period, plus (viii) amounts paid in cash during such period to repurchase or fund the repurchase of equity securities pursuant to Section 7.4f(v), plus (ix) management fees paid to Sponsor (and/or any Affiliates of Sponsor) during such period to the extent permitted under Section 7.4.

Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit H.

Fairfield U.K. means Fairfield & Sons Limited, a private limited company organized under the laws of England and Wales.

Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest l/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day by three (3) Federal Funds brokers of recognized standing.

Fee Letter means that certain amended and restated letter agreement dated as of even date herewith by Agent and acknowledged by each Borrower, as further amended, restated or otherwise modified from time to time.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Holdings and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of all income taxes and tax distributions described in Section 7.4 paid by Holdings and the Subsidiaries and all Capital Expenditures to (b) the sum for such period of (i) Interest Expense paid in cash by Holdings and the Subsidiaries plus (ii) required payments of principal of Debt by Holdings and the Subsidiaries (including the Term A Loan but excluding the Revolving Loans) plus (iii) management fees paid to Sponsor (and/or any Affiliates of Sponsor); provided, for purposes of calculating the Fixed Charge Coverage Ratio for any Computation Period ending on or prior to September 30, 2006, (A) income taxes and tax distributions, Interest Expense paid in cash, required payments of principal of Debt and management fees shall each be deemed to be the actual amount for each such category for the period commencing January 1, 2006 and ending on the last day of such Computation Period, multiplied by (x) 4, for the Computation Period ending March 31, 2006, (y) 2, for the Computation Period ending June 30, 2006, and (z) 1.33, for the Computation Period ending September 30, 2006, and (B) Capital Expenditures shall be deemed to be the sum of (I) the actual amount of Capital Expenditures (up to $1,000,000) incurred in the Fiscal Quarter ending March 31, 2006 in connection with the purchase of a parcel of real property and improvements thereon in Harrisonburg, Virginia (such Capital Expenditure (up to $1,000,000), the “Harrisonburg Real Property Expenditures”).

plus (II) the actual amount of all other Capital Expenditures (excluding the Harrisonburg Real Property Expenditures) for the period commencing January 1, 2006 and ending on the last day of such Computation Period, multiplied by (1) 4, for the Computation Period ending March 31, 2006, (2) 2, for the Computation Period ending June 30, 2006, and (3) 1.33, for the Computation Period ending September 30, 2006.

Foreign Subsidiary means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders, as amended, restated or otherwise modified from time to time.

Harrisonburg Real Property Expenditures has the meaning set forth in the definition of Fixed Charge Coverage Ratio.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Holdings has the meaning set forth in the Preamble.

Holdings Promissory Note means that certain Promissory Note dated January 4, 2006 issued by Holdings and guaranteed by Parent, in the amount of $51,924,177.00 in cash, 12,238 shares of Class A Common Stock of Parent and 111,031 shares of Class B Convertible Preferred Stock of Parent, due and payable in full on January 5, 2006.

Inactive Subsidiary means Language Success!, Inc., a Virginia corporation.

Intellectual Property has the meaning set forth in the Guarantee and Collateral Agreement.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense paid in cash by Holdings and the Subsidiaries for such Computation Period; provided, for purposes of calculating the Interest Coverage Ratio for any Computation Period ending on or prior to September 30, 2006. Interest Expense shall be deemed to be the actual amount of Interest Expense for the period commencing January 1, 2006 and ending on the last day of such Computation Period, multiplied by (i) 4, for the Computation Period ending March 31, 2006, (ii) 2, for the Computation Period ending June 30, 2006, and (iii) 1.33, for the Computation Period ending September 30, 2006.

Interest Expense means for any period the consolidated interest expense of Holdings and the Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Administrative Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Administrative Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and (d) Administrative Borrower may not select any Interest Period for the Term A Loan if, after giving effect to such selection, the aggregate principal amount of the Term A Loan having Interest Periods ending after any date on which an installment of the Term A Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term A Loan scheduled to be outstanding after giving effect to such repayment.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition. The amount of any Investment of any Loan Party in any Subsidiary shall be determined on a GAAP basis, thus meaning that the amount of any such Investment shall be adjusted for net income and losses of such Subsidiary, reduced by the amount of cash dividends paid by such Subsidiary and increased by loans, advances and equity contributions by such Loan Party to such Subsidiary (provided, that for any period, only those items of income included in the calculation of EBITDA for such period, and only those items of expenses deducted in determining EBITDA for such period, shall be taken into account in the calculation of losses of such Subsidiary for such period).

Investment Affiliate means, with respect to Sponsor, any fund or investment vehicle that (a) is organized by Sponsor for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

IRC means the Internal Revenue Code of 1986, as amended.

Issuing Lender means Madison, or such other financial institution approved by Agent and specified to Administrative Borrower by Agent.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.

Lenders has the meaning set forth in the Preamble.

Letter of Credit has the meaning set forth in Section 2.3.1.

Letter of Credit Fee means the fee payable by Borrowers to Lenders pursuant to Section 2.8.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on Telerate Page 3750 at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Agent) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Fee Letter, and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.

Loan Party means Parent, Holdings, Opco Borrower and each other Domestic Subsidiary.

Loans means Revolving Loans and the Term A Loan.

Madison has the meaning set forth in the Preamble.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its Obligations under any Loan Document or (c) a material adverse effect upon the Lien of Agent on any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Maximum Capital Expenditures Limit means an amount equal to $3,000,000.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a) with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by Holdings or any Subsidiary pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the Holdings or the applicable Subsidiary), (iii) taxes paid or reasonably estimated by Holdings to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien prior to the Lien of Agent on the asset subject to such Disposition and (v) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and

(b) with respect to any issuance of equity securities not permitted by Section 7.10(a), (b) or (c), the aggregate cash proceeds received by Holdings or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

Note means a promissory note substantially in the form of Exhibit D, as the same may be amended, restated or otherwise modified from time to time.

Note Payment Account means deposit account number 1000037861696 of Holdings located at SunTrust Bank.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith (excluding the Related Agreements) and all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become clue.

Opco Borrower means Fairfield & Sons, Ltd., a Virginia corporation, which does business under the fictitious name of Fairfield Language Technologies.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Holdings or any Subsidiary, as lessee, other than any Capital Lease.

Paid in Full means, with respect to any Obligations, (a) the payment in full in cash and performance of all such Obligations, (b) the termination of all Commitments relating to such Obligations and (c) in connection with the termination of the Revolving Loan Commitment, either (i) the cancellation and return to Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with the terms of this Agreement.

Parent means Rosetta Stone Inc., a Delaware corporation.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which any Loan Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prior Debt means the Debt listed on Schedule 4.1.4.

Proprietary Rights means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part. revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

Pro Rata Revolving Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which corresponds to the Revolving Loan Commitment, which percentage shall be with respect to Revolving Outstandings if the Revolving Loan Commitment has terminated.

Pro Rata Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Lender’s Pro Rata Revolving Share of the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, such Lender’s Pro Rata Revolving Share of the Revolving Outstandings) and (ii) such Lender’s Pro Rata Term A Share of the Term A Loan Commitment (or if the Term A Commitment has terminated, such Lender’s Pro Rata Term A Share of the Term A Loan) by (b) the Total Loan Commitment.

Pro Rata Term A Loan Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which corresponds to the Term A Loan Commitment, which percentage shall be with respect to the Term A Loan if the Term A Loan Commitment has terminated.

Purchase Money Debt Limit means (i) $500,000, if EBITDA for the previous Fiscal Year is less than $12,000,000, (ii) $1,000,000, if EBITDA for the previous Fiscal Year equals or exceeds $12,000,000 but is less than $16,000,000, (iii) $1,500,000, if EBITDA for the previous Fiscal Year equals or exceeds $16,000,000 but is less than $20,000,000, or (iv) $2,000,000, if EBITDA for the previous Fiscal Year equals or exceeds $20,000,000.

Registration Rights Agreement means the Registration Rights Agreement dated as of January 4, 2006 among Parent, Madison and certain other shareholders of Parent.

Related Agreements means the Stock Purchase Agreement, the Escrow Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Subscription Agreement.

Related Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (a) above.

Related Transactions means the transactions contemplated by the Related Agreements.

Required Lenders means Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which equals or exceeds 66 2/3% of the Revolving Loan Commitment (or, if the Revolving Loan Commitments have been terminated, Revolving Outstandings) and the outstanding Term A Loan, collectively.

Revolving Loan Commitment means $4,000,000, as reduced from time to time pursuant to the terms hereof.

Revolving Loans has the meaning set forth in Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Shareholders Agreement means the Shareholders Agreement dated as of January 4, 2006 among Parent, Madison and certain other shareholders of Parent.

Short Term Kiosk Leases means those Operating Leases with a lease term of not greater than one year which pertain to the lease of real or personal property at kiosk sales locations of any Loan Party.

Sponsor means collectively ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore, L.P., ABS Capital Partners IV Special Offshore, L.P. and Norwest Equity Partners VIII, L.P.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Stock Purchase Agreement means the Stock Purchase Agreement dated as of January 4, 2006 by and among Opco Borrower, Holdings, Parent, the shareholders of Opco Borrower, Tom Adams and, solely for the purposes of Section 7.7 thereof, Eugene Stoltzfus, as the Shareholders’ Representative.

Subscription Agreement means the Subscription Agreement dated as of January 4, 2006 among Parent, Sponsor, Madison and certain individual purchasers.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings.

Term A Loan Commitment means $ 17,000,000.

Term A Loan Maturity Date means January 4, 2011 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term A Loan has the meaning set forth in Section 2.1.2.

Termination Date means January 4, 2011 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.9 or 8.

Total Debt means all Debt (other than Debt described in clause (g) of the definition thereof unless reflected on the balance sheet of Holdings as a liability in accordance with GAAP) of Holdings and the Subsidiaries, determined on a consolidated basis.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.

Total Loan Commitment means at any date of determination, the sum of (i) the Revolving Loan Commitment at such date (or if the Revolving Loan Commitment has terminated, the Revolving Outstandings) plus (ii) the outstanding principal balance of the Term A Loan at such date.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2.           Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrowers, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.

Section 2.                 Credit Facilities.

2.1.           Commitments.

On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees as follows:

2.1.1.                Revolving Loan Commitments.

Each Lender will make loans to Borrowers on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s applicable Pro Rata Revolving Share of such aggregate amounts as Administrative Borrower may request from all Lenders; provided, that after giving effect to such Revolving Loans, the Revolving Outstandings will not at any time exceed Borrowing Availability. No Revolving Loans shall be made until Opco Borrower becomes a Borrower hereunder and all proceeds of Revolving Loans shall be remitted to Opco Borrower. Borrowers may repay the Revolving Loans from time to time without prior notice and without penalty or premium (but subject to the provisions of Section 3.5).

2.1.2.                Term A Loan Commitments.

Each Lender agrees to make a loan to Borrowers (all of such loans, collectively the “Term A Loan”) on the Closing Date in such Lender’s applicable Pro Rata Term A Share of the Term A Loan Commitment. The Commitments of Lenders to make the Term A Loan shall terminate concurrently with the making of the Term A Loan on the Closing Date. Any portion of the Term A Loan which is repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed.

2.2.           Loan Procedures.

2.2.1.                Loan Types.

Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Administrative Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five different Interest Periods shall exist among outstanding LIBOR Loans at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Revolving Share) of all Revolving Loans and all Interest Periods of LIBOR Loans.

2.2.2.                Borrowing.

Administrative Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. Chicago time on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing. 11:00 a.m. Chicago time at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Agent shall advise each Lender with a Revolving Loan Commitment thereof in writing. Not later than 1:00 p.m. Chicago time on the date of a proposed

Revolving Loan borrowing, each Lender with a Revolving Loan Commitment shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Revolving Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Opco Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of at least $50,000.

2.2.3.                Conversion; Continuation.

(a) Subject to Section 2.2.1, Administrative Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.5.

(b) Administrative Borrower shall give written or telephonic notice (followed immediately by written confirmation thereof) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. Chicago time on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 a.m. Chicago time at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Administrative Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans. Administrative Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Administrative Borrower, of the details of any automatic conversion.

2.3.           Letters of Credit.

2.3.1.                Commitment.

At the request of Administrative Borrower, Issuing Lender will issue from time to time before the date which is 30 days prior to the Termination Date either (at Issuing Lender’s election) (a) standby letters of credit and/or (b) participation agreements confirming payment to issuers (reasonably acceptable to Issuing Lender) of standby letters of credit, in each case for the account of Opco Borrower and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Issuing Lender (each such letter of credit or participation agreement, a “Letter of Credit”). After giving effect to each such issuance, (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $1,000,000 and (ii) Revolving Outstandings will not at any time exceed Borrowing Availability. No Letter of Credit shall be issued until Opco Borrower becomes a Borrower hereunder.

2.3.2                 Application.

Administrative Borrower shall give notice to Agent and Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least ten Business Days (or such lesser number of days as Agent and Issuing Lender shall agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application in Issuing Lender’s form (or, as the case may be, in the form of application of the underlying letter of credit), duly executed by Opco Borrower and in all respects satisfactory to Agent and Issuing Lender, together with such other documentation as Agent or Issuing Lender may request in support thereof, it being understood that each Letter of Credit application (or, as the case may be, form of application of underlying letter of credit) shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (a) one year after the date of issuance thereof and (b) 15 days prior to the scheduled Termination Date). So long as Issuing Lender has not received written notice that the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit have not been satisfied, Issuing Lender shall issue (or cause to be issued) such Letter of Credit on the requested issuance date. Issuing Lender shall promptly advise Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Letter of Credit application and the terms of this Agreement, the terms of this Agreement shall control. Issuing Lender shall deliver to Agent upon its request a list of all outstanding Letters of Credit issued by Issuing Lender, together with such information related thereto as Agent may reasonably request.

2.3.3.                Reimbursement Obligations.

(a) Borrowers hereby unconditionally and irrevocably agree to reimburse Issuing Lender for each payment or disbursement made by Issuing Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Issuing Lender shall promptly notify Administrative Borrower and Agent whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Issuing Lender to so notify Administrative Borrower shall not affect the rights of Issuing Lender or Lenders in any manner whatsoever. Any amount not reimbursed on the date of such payment or disbursement (whether or not through the making of a Loan pursuant to Section 2.3.4) shall bear interest from the date of such payment or disbursement to the date that Issuing Lender is reimbursed by Borrowers therefor, payable on demand, at the interest rate per annum from time to time in effect for Revolving Loans which are Base Rate Loans.

(b) Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Issuing Lender (or, as applicable, the issuer of any underlying letter of credit) has determined complies on its face with the terms of the applicable Letter of Credit (or. if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

2.3.4.                Participations in Letters of Credit.

(a) Concurrently with the issuance of each Letter of Credit, Issuing Lender shall be deemed to have sold and transferred to each other Lender with a Revolving Loan Commitment, and each other Lender with a Revolving Loan Commitment shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Revolving Share, in such Letter of Credit and Borrowers’ reimbursement obligations with respect thereto. If Borrowers do not pay any reimbursement obligation when due, then Borrowers shall be deemed to have immediately requested that Lenders with a Revolving Loan Commitment make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligation. Agent shall promptly notify Lenders that have a Revolving Loan Commitment of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2 or 4.2, each such Lender shall make available to Agent its Pro Rata Revolving Share of such Loan. The proceeds of such Loan shall be paid over by Agent to Issuing Lender for the account of Borrowers in satisfaction of such reimbursement obligations.

(b) If Issuing Lender makes any payment or disbursement under any Letter of Credit and (i) Borrowers have not reimbursed Issuing Lender in full for such payment or disbursement in accordance with Section 2.3.3, (ii) a Revolving Loan may not be made pursuant to Section 2.3.4(a) or (iii) any reimbursement received by Issuing Lender from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each other Lender with a Revolving Loan Commitment shall be irrevocably and unconditionally obligated to pay to Agent for the account of Issuing Lender its Pro Rata Revolving Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.3.3). Upon notice from Issuing Lender to Agent that it has not received any such amount, Agent shall promptly notify each such other Lender thereof. To the extent any such Lender shall not have made such amount available to Agent by 2:00 p.m. Chicago time on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon Chicago time on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (x) for the first 3 days after demand, the Federal Funds Rate from time to time in effect and (y) thereafter, the Base Rate from time to time in effect for Revolving Loans. Any such Lender’s failure to make available to Agent its Pro Rata Revolving Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Revolving Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Revolving Share of any such payment or disbursement.

2.4.           Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5.           Certain Conditions.

Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.

2.6.           Loan Accounting.

2.6.1.                Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.6.2.                Notes.

At the request of any Lender, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Total Loan Commitment and payable in such amounts and on such dates as are set forth herein.

2.7.           Interest.

2.7.1.                Interest Rates.

Borrowers promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect; provided, that (i) at any time an Event of Default exists, if requested by Required Lenders, the Applicable Margin corresponding to each Loan shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus the Applicable Margin plus two percentage points per annum), (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1 and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrowers to Agent and Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.7.2.                Interest Payment Dates.

Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of 3 months, on the last day of each 3-month interval of such Interest Period), upon a prepayment of such Loan in accordance with Section 2.10 and at maturity in cash. After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.7.1.

2.7.3.                Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to Administrative Borrower and each Lender. Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Administrative Borrower or any Lender, deliver to Administrative Borrower or such Lender a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder.

2.7.4.                Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365 or 366 days, as the case may be, for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

2.8.           Fees.

2.8.1.                Commitment Fee.

For the period from the Closing Date to the Termination Date, Borrowers agree to pay to Agent, for the account of each Lender according to such Lender’s Pro Rata Revolving Share (as adjusted from time to time), a Commitment Fee equal to 0.50% per annum multiplied by the amount by which the Revolving Loan Commitment exceeds the average daily Revolving Outstandings. The Commitment Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.8.2.                Letter of Credit Fees.

(a) Borrowers agree to pay to Agent, for the account of each Lender according to such Lender’s Pro Rata Revolving Share (as adjusted from time to time), a Letter of Credit Fee equal to the Applicable Margin in effect from time to time for Revolving Loans which are LIBOR Loans multiplied by the Stated Amount of each Letter of Credit. Each Letter of Credit Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the Letter of Credit Fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. Each Letter of Credit Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(b) In addition, with respect to each Letter of Credit, Borrowers agree to pay to Issuing Lender, for its own account, (i) such fees and expenses as Issuing Lender customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrowers and Issuing Lender.

2.8.3.                Agent’s Fees.

Borrowers agree to pay to Agent, for its accounts, on the Closing Date and on certain other dates pursuant to the Fee Letter and as otherwise agreed to from time to time by Borrowers and Agent, fees in the amounts agreed to between Borrowers and Agent.

2.9.           Commitment Reduction.

2.9.1.                Voluntary Reduction or Termination of Revolving Loan Commitment.

Borrowers may from time to time, after the Term A Loan has been Paid in Full and on at least five Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof), permanently reduce the Revolving Loan Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrowers shall pay all interest on the Revolving Loans, all commitment fees and all letter of credit fees and shall cash collateralize in full all Obligations arising with respect to the Letters of Credit in a manner reasonably acceptable to Agent.

2.9.2.                Mandatory Reduction of Revolving Loan Commitment.

On the date of any mandatory prepayment pursuant to Section 2.10.2(a), the Revolving Loan Commitment shall be permanently reduced by the amount of such mandatory prepayment applied to prepay the Revolving Loans pursuant to Section 2.10.2(a).

2.9.3.                All Reductions of Revolving Loan Commitment.

All reductions of the Revolving Loan Commitment shall reduce the Revolving Loan Commitments pro rata among Lenders according to their respective Pro Rata Revolving Shares.

2.10.         Prepayment.

2.10.1.              Voluntary Prepayment.

Borrowers may from time to time, on at least one Business Day’s written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 11:00 a.m. Chicago time on such day, prepay the Term A Loan in whole or in part without penalty or premium (but subject to the provisions of Section 3.5 hereof). Such notice to Agent shall specify the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.

2.10.2.              Mandatory Prepayment.

(a) Borrowers shall (x) prepay the Term A Loan (in the order set forth in Section 2.10.3) until paid in full and (y) thereafter repay the Revolving Loans in each case, at the following times and in the following amounts:

(i)        concurrently with the receipt by Holdings or any Subsidiary of any Net Cash Proceeds (or to the extent such Loan Party may wish to reinvest such Net Cash Proceeds, on or before the end of the 180 day period described in the definition of Net Cash Proceeds) from any Disposition, in an amount equal lo such Net Cash Proceeds;

(ii)       concurrently with the receipt by Parent, Holdings or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued pursuant to Section 7.10(a) or to equity holders of Parent and the proceeds of which are used to fund an Acquisition approved by Agent in an amount equal to such Net Cash Proceeds), in an amount equal to such Net Cash Proceeds; and

(iii)      within 120 days after the end of each Fiscal Year (commencing with Fiscal Year ending December 31, 2006), in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year.

(b) If on any day the Revolving Outstandings exceed Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitment pursuant to Section 2.9.2 or otherwise, Borrowers shall immediately prepay Revolving Loans and/or cash collateralize the outstanding Letters of Credit in a manner acceptable to Agent, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

2.10.3.              All Prepayments.

(a) Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.5. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All prepayments of the Term A Loan shall be applied pro rata to the remaining installments thereof.

2.11.         Repayment.

2.11.1.              Revolving Loans.

The Revolving Loans shall be paid, for the account of each Lender according to its Pro Rata Revolving Share, in full on the Termination Date.

2.11.2.              Term A Loan.

The Term A Loan shall be paid, for the account of each Lender according to its Pro Rata Term A Share thereof, in the installments and on the dates set forth below:

Date	Installment

March 31, 2006	$284,750
June 30, 2006	$284,750
September 30, 2006	$284,750
December 31, 2006	$284,750
March 31, 2007	$637,500
June 30, 2007	$637,500
September 30, 2007	$637,500
December 31, 2007	$637,500
March 31, 2008	$850,000
June 30, 2008	$850,000
September 30, 2008	$850,000
December 31, 2008	$850,000
March 31, 2009	$1,062,500
June 30, 2009	$1,062,500
September 30, 2009	$1,062,500
December 31, 2009	$1,062,500
March 31, 2010	$1,415,250
June 30, 2010	$1,415,250
September 30, 2010	$1,415,250
Term A Loan Maturity Date	$1,415,250

Notwithstanding the foregoing, the outstanding principal balance of the Term A Loan shall be paid in full on the Term A Loan Maturity Date.

2.12.         Payment.

2.12.1.              Making and Settlement of Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrowers to Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Agent not later than 12:00 noon Chicago time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by Agent for the account of such Lender. On the first Business Day of each week or more frequently as Agent may elect (each such day being a “Settlement Date”). Agent will notify each Lender with a Revolving Loan Commitment in writing of the amount of such Lender’s actual share of the Revolving Loans as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual share of the Revolving Loans to equal such Lender’s Pro Rata Revolving Share of the Revolving Loans as of any Settlement Date, such Lender will pay to Agent, or Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other’s account not later than 2:00 p.m. Chicago time on the first Business Day following the Settlement Date. On the first Business Day of each month (each, an “Interest Settlement Date”). Agent will notify each Lender in writing of the amount of such Lender’s applicable (i) Pro Rata Revolving Share of interest and fees on the Revolving Outstandings and Revolving Loan Commitment and (ii) Pro Rata Term A Loan Share of interest and fees on the Term A Loan as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement. Agent will pay to such Lender, by wire transfer to such Lender’s account not later than 2:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender’s Pro Rata Revolving Share and Pro Rata Term A Loan Share, as applicable, of interest and fees, in each instance, received by Agent for the immediately preceding month. All payments under Section 3.2 shall be made by Borrowers directly to Lender entitled thereto.

2.12.2.              Application of Payments and Proceeds.

(a) Except as set forth in Section 2.10.2 and Section 2.10.3. and subject to the provisions of Sections 2.12.2(b) and 2.12.2(c) below, each payment of principal shall be applied to such Loans as Administrative Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment. Agent shall advise such Lender as to the application of such payment.

(b) If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i)        FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until paid in full;

(ii)       SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(iii)      THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(iv)      FOURTH, to the payment of all principal of the Loans due and owing and to cash collateralize Obligations in respect of outstanding Letters of Credit in a manner consistent with the provisions of Section 8.2, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(v)       FIFTH, to the payment of all Hedging Obligations due and owing to any Lender or its Affiliates, pro rata in accordance with each Lender’s (or one of its Affiliate’s) share thereof, until paid in full; and

(vi)      SIXTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full.

(c) If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in such order as Agent may elect. In the absence of a specific determination by Agent, payments in respect of the Obligations and proceeds of Collateral received by Agent shall be applied in the following order;

(i)        FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until paid in full:

(ii)       SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(iii)      THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(iv)      FOURTH, to the payment of all principal of Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(v)       FIFTH, to the payment of Revolving Loans not then due and owing, pro rata based on each Lender’s Pro Rata Revolving Share thereof, until paid in full;

(vi)      SIXTH, to cash collateralize Obligations consisting of the Term A Loan not yet due and owing and Letters of Credit (in the case of such Letters of Credit, in a manner consistent with the provisions of Section 8.2), pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(vii)     SEVENTH, to the payment of all Hedging Obligations then due and owing to any Lender or its Affiliates, pro rata in accordance with each Lender’s (or one of its Affiliate’s) share thereof, until paid in full; and

(viii)    EIGHTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full.

In the event payments in respect of the Obligations and proceeds of collateral received by Agent are applied in the manner provided for in clause (vi) of this Section 2.l2.2(c) as a result of an Event of Default and such Event of Default is subsequently waived in writing by Agent, the cash collateral held by Agent pursuant to such clause (vi) shall be released by Agent to Opco Borrower so long as no Event of Default shall then exist or would be caused thereby.

2.12.3.              Payment Dates.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.12.4.              Set-off.

Borrowers agree that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrowers agree that at any time an Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any Obligations of Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.

2.12.5.              Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of (a) principal of or interest on an Loan, but excluding (i) any payment pursuant to Section 3.1, 3.2. 3.7 or 10.8 and (ii) payments of interest on any Base Rate Loan referred to in the last sentence of Section 3.4, or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Revolving Share or Pro Rata Term A Share, respectively, of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Revolving Loans or Term A Loan (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans or sub-participations in Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.13.         Joinder and Joint and Several Liability.

2.13.1.              Joinder of Opco Borrower.

Immediately after the consummation of the acquisition by Holdings of Opco Borrower. Holdings agrees to cause Opco Borrower to execute and deliver a Borrower Joinder Agreement and Opco Borrower will become a Borrower hereunder.

2.13.2.              Joint and Several.

Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of.

all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its obligation hereunder shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 2.13 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 2.13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

2.13.3.              Waivers by Borrowers.

Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 2.13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

2.13.4.              Benefit of Joint and Several Obligations.

Each Borrower agrees that the provisions of this Section 2.13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

2.13.5.              Subordination of Subrogation, Etc.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor with respect to am other Loan Party until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 2.13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.13.5.

2.13.6.              Election of Remedies.

If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement. Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 2.13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender.

2.13.7.              Limitation.

(a) Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 2.13 shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by Agent and Lenders from such Borrower under this Section 2.13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 2.13.8.

2.13.8.              Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 2.13 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 2.13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act. Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 2.13.8 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.13.8 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 2.13.2. Nothing contained in this Section 2.13.8 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Loan Parties under this Section 2.13.8 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

2.13.9.              Liability Cumulative.

The liability of Borrowers under this Section 2.13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.                 Yield Protection.

3.1.           Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding (i) taxes imposed on or measured by any Lender’s net income by the jurisdiction under which such Lender is organized or conducts business, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located and (iii) in the case of any foreign Lender, any withholding tax that is imposed on amounts payable to such foreign Lender at the time such foreign Lender becomes a party to this Agreement (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder. Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Agent or such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such ISO day period shall be extended to include the period of retroactive effect. If any payment is made by any Borrower pursuant to this Section 3.1 to or for the benefit of any Lender and such Lender thereafter obtains a credit against, or relief from or repayment of any Tax in respect of which such payment was made, such Lender shall refund such amount to the Opco Borrower.

(b) If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence. Borrowers shall indemnity Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.1. a distribution hereunder by Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrowers.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Administrative Borrower and Agent one or more (as Administrative Borrower or Agent may reasonably request) Forms W-8ECI, W-8BEN, W-81MY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes. In addition, each such Lender shall deliver replacement forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. No Borrower shall be required to pay additional amounts to any Lender pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

3.2.           Increased Cost.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 2.7), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and Administrative Borrower), Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and Administrative Borrower), Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

3.3.           Inadequate or Unfair Basis.

If Agent reasonably determines (which determination shall be binding and conclusive on Borrowers) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Agent shall promptly notify the Lenders and Administrative Borrower thereof and, so long as such circumstances shall continue, (a) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

3.4.           Change in Law.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of LIBOR Loans or conversion of Base Rate Loans into LIBOR Loans by Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.

3.5.           Funding Losses.

Borrowers hereby agree that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent and Administrative Borrower), Borrowers will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.4) or (b) any failure of any Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 3.5. all determinations shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.6.           Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.7.           Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Administrative Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 3.1 or 3.2 or (ii) the occurrence of any circumstances described in Section 3.3 or 3.4 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Administrative Borrower and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If (i) any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or any Lender gives notice of the occurrence of any circumstances described in Section 3.3 or 3.4, (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter or (iii) any Lender with a Revolving Loan Commitment defaults in its obligation to make Revolving Loans under Section 2.1.1, then Borrowers may within 90 days thereafter designate another bank which is acceptable to Agent and Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

3.8.           Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

Section 4.                 Conditions Precedent.

The obligation of each Lender to make its Loans and of issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

4.1.           Initial Credit Extension.

The obligation of Lenders to make the initial Loans and the obligation of Issuing Lender to issue the initial Letter of Credit hereunder (whichever first occurs) is, in addition to the conditions precedent specified in Section 4.2, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:

4.1.1.                Capitalization; Adjusted EBITDA.

Holdings has received cash equity contributions from Parent (and Parent has received such cash equity contributions from Sponsor and its Investment Affiliates and co-investors (including Madison)) in an amount not less than $46,000,000. Annualized EBITDA, as adjusted by adjustments satisfactory to Agent, for the 9 month period ending September 30, 2005 shall not be less than $6,500,000 (EBITDA for such period shall be annualized by multiplying (i) EBITDA for the period from January 1, 2005 to September 30, 2005 by (ii) 1.336996.

4.1.2.                Initial Loans; Availability.

No Revolving Loans and Letters of Credit shall be advanced or issued (as applicable) on the Closing Date, and after giving effect to the consummation of the Related Transactions and funding of the initial Loans on the Closing Date, cash on hand of Opco Borrower shall not be less than $4,500,000.

4.1.3.                Closing Date Total Debt to EBITDA Ratio.

The Closing Date Total Debt to EBITDA Ratio as of the Closing Date shall not exceed 2.75:1.00.

4.1.4.                Prior Debt.

The Prior Debt has been (or concurrently with the initial borrowing will be) paid in full.

4.1.5.                Related Transactions.

Holdings has completed (or concurrently with the initial credit extension hereunder will complete) the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Lenders).

4.1.6.                Fees.

Borrowers shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.7.                Delivery of Loan Documents.

Borrowers shall have delivered the following documents in form and substance satisfactory to Agent in the exercise of its reasonable discretion (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Agent):

(a) Agreement. This Agreement.

(b) Notes. Notes, for each Lender requesting a Note.

(c) Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(d) Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the Collateral.

(e) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements.

(f) Mortgages. Mortgages providing Agent perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the real property Collateral, with ALTA loan title insurance policies issued by insurers reasonably acceptable to Agent, ALTA surveys and such Hood and/or earthquake insurance as Agent may reasonably request.

(g) Collateral Access Agreements. Collateral Access Agreements reasonably requested by Agent with respect to the Collateral.

(h) Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(i) Availability Certificate. Availability Certificate reflecting required information as of a date not more than 5 days prior to the Closing Date.

(j) Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(k) Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(l) Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent, and all other opinions issued pursuant to the Related Transactions, and Borrowers hereby request such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.

(m) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(n) Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(o) Environmental Reports. Environmental site assessment reports for all real property collateral reasonably requested by Agent, prepared by environmental engineers reasonably satisfactory to Agent.

(p) Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transactions have been duly obtained and are in full force and effect.

(q) Certified Documents. Copies of the Related Agreements (including a consent to the collateral assignment of rights and indemnities under the appropriate Related Agreements in favor of Agent and Lenders) certified by Holdings’ secretary or an assistant secretary (or similar officer) as being in true, accurate and complete.

(r) Other Documents. Such other certificates, documents and agreements as Agent or any Lender may reasonably request.

4.2.           All Credit Extensions.

The obligation of each Lender to make each Loan and of Issuing Lender to issue each Letter of Credit is subject to the additional conditions precedent that (unless such conditions are waived by the Agent and Required Lenders), both before and after giving effect to any borrowing and the issuance of any Letter of Credit, (a) the representations and warranties of each Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (b) no Event of Default or Default shall have then occurred and be continuing. Each request by Administrative Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit.

Section 5.                 Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make Loans and to issue and participate in Letters of Credit hereunder, each Borrower represents and warrants to Agent and Lenders that, both before and after giving effect to the Related Transactions and after giving effect to the Borrower Joinder Agreement executed by Opco Borrower:

5.1.           Organization.

Holdings is a corporation validly existing and in good standing under the laws of the State of Delaware; Opco Borrower is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia; each other Loan Party is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2.           Authorization; No Conflict.

Each Loan Party is duly authorized to execute and deliver each Loan Document and each Related Agreement to which it is a party, each Borrower is duly authorized to borrow monies hereunder, and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Borrower of this Agreement and by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents).

5.3.           Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.           Financial Condition.

(a) The audited consolidated financial statements of Opco Borrower and the Subsidiaries as at its Fiscal Years ending December 31, 2003 and December 31, 2004, and the unaudited consolidated financial statements of Opco Borrower and the Subsidiaries as at September 30, 2005, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b) The consolidated financial projections (including an operating budget and a cash flow budget) of Holdings and the Subsidiaries for the three year period commencing January 1, 2006 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Opco Borrower in good faith and (ii) were prepared in accordance with assumptions for which Opco Borrower had, as of the Closing Date, a reasonable basis; provided, however, that the projections do not reflect (x) purchase accounting adjustments and (y) expenses related to the Related Transactions or the financing pursuant to the Loan Documents. The accompanying consolidated pro forma balance sheet of Holdings and the Subsidiaries based on Opco Borrower’s November 30, 2005 balance sheet has been adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date; provided, however, that (x) the excess of the purchase price paid in the Related Transactions over the net assets of Opco Borrower’s pre-closing balance sheet is reflected as goodwill, and (y) the fair value adjustments to assets and liabilities under GAAP are not reflected in such balance sheet. It is understood and agreed that the financial projections delivered to Agent and Lenders contain estimates which Borrowers believe to be reasonable, but shall not represent guarantees of future performance in accordance therewith.

5.5.           No Material Adverse Change.

Since December 31, 2004, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole.

5.6.           Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7.           Ownership of Properties; Liens.

Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 1.2.

5.8.           Capitalization.

All issued and outstanding equity securities of each Loan Party is duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date. All of the issued and outstanding equity of Parent is owned as set forth on Schedule 5.8 as of the Closing Date, all of the issued and outstanding equity of Holdings is owned by Parent, all of the issued and outstanding equity of Opco Borrower is owned by Holdings, and all of the issued and outstanding equity of each other Subsidiary is, directly or indirectly, owned by Borrowers. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of any Loan Party.

5.9.           Pension Plans.

During the twelve-consecutive-month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10.     Investment Company Act.

Neither any Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11.     Public Utility Holding Company Act.

Neither any Borrower nor any other Loan Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

5.12.     Margin Stock.

Neither any Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loan or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock,

5.13.     Taxes.

Each Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and except as otherwise disclosed on Schedule 5.13.

5.14.     Solvency.

On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.15.     Environmental Matters.

The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Loan Party is in compliance with all material terms and conditions thereof, except in each case, where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Loan Party that could reasonably be expected to result in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.16.     Insurance.

Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17.     Information.

All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Holdings are based on good faith estimates and assumptions believed by Holdings to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18.     Proprietary Rights.

(a) Each Loan Party owns, or is licensed, or otherwise possesses legally enforceable rights, to use. sell or license, as applicable, all Proprietary Rights used or held for use in the business of such Loan Party, except where any such failure could not reasonably be expected to have a Material Adverse Effect. Schedule 5.18(a) contains a complete and correct list as of the Closing Date of all of each Loan Party’s patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; and material computer software owned or used by each Loan Party (excluding Commercial Software). Each Loan Party has delivered to Agent correct and complete copies of all such patents, registrations and applications and has made available to Agent correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item. Each Loan Party has licenses for all Commercial Software used in its business and no Loan Party has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.

(b) Schedule 5.18(b) sets forth a compete list as of the Closing Date of all (excluding Commercial Software) (i) licenses, sublicenses and other agreements as to which any Loan Party is a party (as licensor, licensee or otherwise) and pursuant to which any Loan Party or any other Person is authorized to use, sell, distribute or license any Proprietary Rights and (ii) licenses, sublicenses or other agreements with resellers and distributors that grant any rights to use or modify and resell or sublicense any Loan Party software products. Opco Borrower or the applicable Loan Party has delivered to Agent correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). No

Loan Party is in violation, in any material respect, of any such license, sublicense or agreement, and such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date. Except as described on Schedule 5.18(b), as of the Closing Date no vendor contract with a supplier is material to any Loan Party.

(c) Except for Commercial Software and Embedded Products for which the applicable Loan Party has valid non-exclusive licenses, each Loan Party is the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens) used by it, and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Proprietary Rights are currently being used, sold, licensed or distributed. Except as set forth on Schedule 5.18(c), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, into any Loan Party software products. Schedule 5.18(c) lists all (excluding Commercial Software) Embedded Products (other than Embedded Products for which the applicable Loan Party has a valid non-exclusive license). Opco Borrower or the applicable Loan Party has delivered to Agent correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). No Loan Party is in violation of any such license, sublicense or agreement except for such violations which could not reasonably be expected to result in a Material Adverse Effect, and each such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date. As of the Closing Date, no Loan Party is contractually obligated to pay compensation to any third party with respect to any Proprietary Rights, except pursuant to the agreements disclosed on Schedule 5.18(c).

(d) Except as disclosed on Schedule 5.18(d), as of the Closing Date (i) no Loan Party has infringed on any intellectual property rights of any third party and (ii) none of the Proprietary Rights infringes on any intellectual property rights of any third party, in either case, except for such infringements that could not reasonably be expected to have a Material Adverse Effect.

(e) Except as disclosed on Schedule 5.18(e), as of the Closing Date no claims with respect to the Proprietary Rights are pending or, to the knowledge of any Loan Party, threatened against any Loan Party or, to the knowledge of any Loan Party, any other Person, (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as now manufactured, sold, licensed or used by any Loan Party or any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Loan Party or any third party of any technology, know-how or computer software used in any Loan Party’s business as currently conducted or (iii) challenging the ownership by any Loan Party, or the validity or effectiveness, of any such Proprietary Rights.

(f) Except as disclosed on Schedule 5.18(f), as of the Closing Date no Loan Party has entered into any agreement under which such Loan Party is restricted, and is not otherwise restricted, (i) from selling, licensing or otherwise distributing any products to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party. Opco Borrower or the applicable Loan Party has delivered to Agent correct and complete copies of all such agreements (as amended to date).

(g) Each Loan Party has taken all reasonable security measures to safeguard and maintain its property rights in all Proprietary Rights owned by such Loan Party. All officers, employees and consultants of each Loan Party who have access to proprietary information have executed and delivered to such Loan Party an agreement regarding the protection of proprietary information, and the assignment to or ownership by such Loan Party of all Proprietary Rights arising from the services performed for such Loan Party by such Persons. No current or prior officer, employee or consultant of any Loan Party claims, and no Loan Party is aware of any grounds to assert a claim to or any ownership interest in, any Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to any Loan Party or otherwise. Except as disclosed on Schedule 5.18(g) and except for Embedded Products or Commercial Software, all of the computer software products within the Proprietary Rights owned by any Loan Party have been developed by employees of such Loan Party within the scope of their employment, as a “work made for hire” and was directed by such Loan Party to work on Company Software, or by consultants who have assigned all rights to such products to such Loan Party and whose names are listed on Schedule 5.18(g) or have otherwise been assigned to or licensed for such use by such Loan Party.

(h) [Intentionally Omitted].

(i)  Except for language content errors (mistranslations) which occur and are corrected in the ordinary course of business, there are no material defects in any Loan Party’s software products and such products shall perform in accordance with related documentation and promotional material supplied by any Loan Party, and there are no material errors in any end-user documentation, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of such Loan Party’s software products. Except as disclosed on Schedule 5.18(i), computer software included in the Proprietary Rights does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions.

(j)  As of the Closing Date, except as described in Schedule 5.18(j), no government funding or university or college facilities were used in the development of the computer software programs or applications owned by any Loan Party.

(k) Opco Borrower or another Loan Party has delivered to Agent complete and accurate records of each Loan Party with respect to software fixes (including fixes currently in process), problem lists and maintenance of Company Software. Schedule 5.18(k) lists all warranty claims (including any pending claims) related to Company Software and the nature of such claims as of the Closing Date. Except as set forth on Schedule 5.18(k), as of the Closing Date no Loan Party has made oral or written representations or warranties with respect to its products or services.

(l) The Proprietary Rights of each Loan Party that are sold or licensed to customers of the applicable Loan Party are and have at all times been in compliance with all Laws applicable thereto, except for such instances of non-compliance which could not reasonably be expected to have a Material Adverse Effect.

5.19.     Restrictive Provisions.

No Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.20.     Labor Matters.

Except as set forth on Schedule 5.20, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, other than violations which could not reasonable be expected to have a Material Adverse Effect.

5.21.     No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.22.     Related Agreements.

Borrowers have furnished Agent a true and correct copy of each of the Related Agreements. Each Borrower and, to each Borrower’s actual knowledge, each other party to the Related Agreements (other than any Lender signatory thereto or any natural person), has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party and, to each Borrower’s actual knowledge, each other party to the Related Agreements (other than any Lender signatory thereto) in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to each Borrower’s actual knowledge, any other party to the Related Agreements (other than any Lender signatory thereto), or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to each Borrower’s actual knowledge, to which any other party to the Related Agreements (other than any Lender signatory thereto) is a party or by which any such party is bound. As of the Closing Date, no statement or representation made in the Related Agreements by any Loan Party or, to each Borrower’s actual knowledge, any other Person (other than any Lender signatory thereto), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made.

5.23.     Inactive Subsidiary.

The Inactive Subsidiary has been dissolved (such that the assets and liabilities of the Inactive Subsidiary are now assets and liabilities of Opco Borrower) in accordance with applicable laws.

Section 6.     Affirmative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrowers and the other Loan Parties hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

6.1.     Information.

Furnish to Agent and each Lender;

6.1.1.     Annual Report.

Promptly when available and in any event within (a) 150 days after the close of the Fiscal Year ending December 31, 2005, and (b) 120 days after the close of each other Fiscal Year: (i) a copy of the annual audit report of Holdings and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Holdings and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by Holdings’ independent certified public accountants) by independent auditors of recognized standing selected by Holdings and reasonably acceptable to Agent, together with (A) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Borrowers were not in compliance with any provision of Section 7.1, 7.3, 7.4 or 7.14 insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrowers were not in compliance with any such provision, describing such non-compliance in reasonable detail and (B) a comparison with the previous Fiscal Year; and (ii) a consolidating balance sheet of Holdings and the Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flows for Holdings and the Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by the chief financial officer of Holdings.

6.1.2.     Interim Reports.

(a) Promptly when available and in any event within 45 days after the end of each month (commencing with November, 2005), consolidated and consolidating balance sheets of Holdings and the Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officer of Holdings.

(b) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (or within 45 days of the end of each month if requested by Agent), a written statement of Holdings’ management setting forth a discussion of Holdings’ financial condition, changes in financial condition and results of operations.

6.1.3.     Compliance Certificate and Excess Cash Flow Certificate.

(a) Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of financial statements pursuant to Section 6.1.2(a) for the last month of a Fiscal Quarter a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by the chief financial officer of Holdings, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(b) Contemporaneously with the making of the Excess Cash Flow payment required by Section 2.10.2(a), a duly completed Excess Cash Flow Certificate, with appropriate insertions, signed by the chief financial officer or the vice president of finance of Opco Borrower, calculating the Excess Cash Flow payment then being made.

6.1.4.     Reports to SEC and Shareholders.

Promptly upon the tiling or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other communications made to security holders generally.

6.1.5.     Notice of Default; Litigation; ER1SA and Other Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Borrower to Lenders which has been instituted or, to the knowledge of any Borrower, is threatened against any Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent:

(d) any cancellation or material change in any insurance maintained by any Loan Party:

(e) any Loan Party becomes contractually obligated to pay compensation to any third party with respect to any Proprietary Rights used in connection with any services or products sold, licensed or distributed by any Loan Party;

(f) any Loan Party infringes on any intellectual property rights of any third party or any third party infringes on the Proprietary Rights of any Loan Party;

(g) the institution or threat of institution of any claim with respect to the Proprietary Rights against any Loan Party or any other Person, (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as manufactured, sold, licensed or used by any Loan Party or any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Loan Party or any third party of any technology, know-how or computer software used in any Loan Party’s business or (iii) challenging the ownership by any Loan Party, or the validity or effectiveness, of any such Proprietary Rights; or

(h) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected lo have a Material Adverse Effect.

6.1.6.     Availability Certificate.

Within 45 days of the end of each month, an Availability Certificate dated as of the end of the most recently ended month and executed by a chief financial officer of Administrative Borrower on behalf of all Borrowers: provided that at any time an Event of Default exists. Agent may require Administrative Borrower to deliver Availability Certificates more frequently.

6.1.7.     Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of any Loan Party.

6.1.8.     Projections.

As soon as practicable, and in any event prior to the commencement of each Fiscal Year, financial projections for Holdings and the Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Holdings to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officer of Holdings on behalf of all Borrowers to the effect that (a) such projections were prepared by Holdings in good faith, (b) Holdings has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

6.1.9.     Other Information.

Promptly from time to time, such other information concerning any Loan Party as any Lender or Agent may reasonably request.

6.2.     Books; Records: Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, Agent (accompanied by any Lender) or any representative thereof to inspect the properties and operations of such Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Borrower hereby authorizes such independent auditors to discuss such financial mailers with any Lender or Agent or any representative thereof), and to examine (and photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Agent and its representatives to inspect the Collateral and other tangible assets of such Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All out-of-pocket expenses of Agent incurred in connection with such inspections or audits shall be at Borrowers’ expense, provided that so long as no Event of Default or Default exists, Borrowers shall not be required to reimburse Agent for such out-of-pocket expenses more frequently than once each Fiscal Year.

6.3.     Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. Upon request of Agent or any Lender, Administrative Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by each Loan Party. Borrowers shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent. Borrowers shall execute and deliver to Agent a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c) Unless Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect each Loan Party’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made against any Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4.     Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”). Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5.     Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.     Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

6.7.     Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real properly or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by any Loan Party of activities in response to the release or threatened release of a Hazardous Substance (provided that no Loan Party shall be required to comply with any such order while it is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall be maintained).

6.8.     Intellectual Property.

Notify, and cause each other Loan Party to notify, Agent whenever such Loan Party, either by itself or through any agent, employee, licensee or designee, shall intend to file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, and concurrently with the filing of such application. Borrower shall or shall cause such Loan Party to cause a security agreement (in form and substance satisfactory to Agent) to be executed and delivered, evidencing Agent’s and Lenders’ security interest in such Intellectual Property, subject to such application being tiled in the applicable filing office. Upon the request of Agent, Borrower shall, or shall cause such Loan Party, to execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Agent may request to evidence Agent’s and Lenders’ security interest in any Copyright, Patent or Trademark (as each such term is defined in the Guarantee and Collateral Agreement) and the goodwill and general intangibles of such Borrower or other Loan Party relating thereto or represented thereby. Borrowers shall, and shall cause each other Loan Party to, cause the representations and warranties set forth in Section 5.18 to be true and correct in all material respects at all times (except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date).

6.9.     Further Assurances.

Take, and cause each other Loan Party to take, such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each

Borrower and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Agent (subject only to the Liens permitted by Section 7.2) in substantially all of the assets (other than leasehold interests) of each Borrower and each Loan Party (as well as all equity interests of each Borrower and each Domestic Subsidiary and 65% of all equity interests of each Foreign Subsidiary) and guaranteed by each Loan Party other than Borrowers (including, promptly upon the acquisition or creation thereof, any Domestic Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

Section 7. Negative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrowers and the other Loan Parties hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

7.1.     Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt (other than Debt incurred to finance the Harrisonburg Real Property Expenditures) secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof (provided that the aggregate amount of all such Debt at any time outstanding during a Fiscal Year shall not exceed the Purchase Money Debt Limit); and Debt in an aggregate amount not to exceed $1,000,000 incurred on or prior to March 31, 2006 to finance the Harrisonburg Real Property Expenditures (which may also be secured by Liens permitted by Section 7.2(d)), and extensions, renewals and refinancings thereof (without increase in the amount thereof);

(c) Debt of any Domestic Subsidiary owing to any Loan Party subject to the limitations set forth in Section 7.11(1), and Debt of Opco Borrower owing to any Loan Party; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent and pledged and delivered to Agent pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Agent;

(d) Hedging Obligations of a Lender or an Affiliate thereof for bona tide hedging purposes and not for speculation;

(e) Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(g) Debt of Parent payable to officers, directors, managers (that are natural persons) and employees of Opco Borrower or its Subsidiaries or their assigns, estates or heirs, issued to repurchase equity securities of Parent held by such payee in accordance with and subject to the limitations set forth in Section 7.4(v);

(h) Debt of Fairfield U.K. owing to Opco Borrower, subject to the limitations set forth in Section 7.11(j); and

(i) other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $100,000.

7.2.     Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 7.2 as of the Closing Date;

(d) subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Opco Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money Liens on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and all proceeds thereof;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Opco Borrower or any Subsidiary;

(g) Liens arising under the Loan Documents; and

(h) the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

7.3.     Operating Leases.

Not permit the aggregate amount of all rental payments under Operating Leases (other than Short Term Kiosk Leases) made (or scheduled to be made) by Holdings and its Subsidiaries (on a consolidated basis) to exceed $1,500,000 in any Fiscal Year and not permit the average (calculated on a per kiosk basis) per annum amount of rental payments under Short Term Kiosk Leases made (or scheduled to be made) by Holdings and its Subsidiaries to exceed $65,000 at any time.

7.4.     Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders (other than distributions in the form of equity), (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof (including, without limitation, redeem the Class B Preferred Stock of Parent as provided for in the Parent’s Amended and Restated Certificate of Incorporation), or (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof or (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt that is subordinated to the Obligations (other than intercompany Debt permitted by Section 7.1(c) to the extent such payments are permitted by the subordination terms of such Debt) or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to Opco Borrower or to a domestic Wholly-Owned Subsidiary of Opco Borrower; (ii) Opco Borrower may make distributions to Holdings (and Holdings may distribute the same to Parent) to permit Holdings or Parent, as applicable, to pay federal and state income taxes then due and owing by Holdings or Parent, as applicable (or Parent’s equity holders), so long as the amount of such distributions shall not be greater, nor the receipt by Opco Borrower of tax benefits less, than they would have been had Opco Borrower not filed consolidated income tax returns with such Person, (iii) so long as no Event of Default or Default exists or would result therefrom, Opco Borrower may pay management fees to Sponsor (and/or any Affiliates of Sponsor) in an aggregate amount not exceeding $500,000 in any Fiscal Year; (iv) so long as no Event of Default exists or would be caused thereby, Opco Borrower may make dividends or other distributions to Holdings (and Holdings may distribute the same to Parent) in any Fiscal Year ending on or after December 31, 2007 to permit Parent to make dividends or other distributions to any of its equity holders in an amount by which Excess Cash Flow for the previous Fiscal Year exceeds Capital Expenditures made in such Fiscal Year in excess of the Maximum Capital Expenditures Limit, provided EBITDA for the previous Fiscal Year equals or exceeds $12,000,000 and the Total Debt (after making such dividend or distribution) to EBITDA Ratio for the most recent Computation Period is less than 1.0:1.0, (v) Opco Borrower may make distributions to Holdings (and Holdings may make distributions to Parent) to permit Holdings or Parent, as applicable, to pay franchise taxes and other similar licensing expenses, legal fees and audit and tax preparation fees incurred for the benefit of Opco Borrower and in the ordinary course of business in an amount not to exceed $100,000 in the aggregate in any Fiscal Year, (vi) Opco Borrower may make distributions to Holdings (and Holdings may make distributions to Parent) to permit Parent to repurchase its equity securities (or to pay promissory notes issued by Parent to repurchase its equity securities), in each case from any officers, directors, managers (that are natural persons) and employees of Opco Borrower or its Subsidiaries or their assigns, estates or heirs upon the death, disability, retirement or termination of employment or engagement of such Persons, in an amount not to exceed $250,000 in the aggregate in any Fiscal Year and $1,000,000 in the aggregate after the Closing Date, as long as no Default or Event of Default exists or would result therefrom (as determined, in respect of Section 7.14, on a pro forma basis as of the last date for which monthly or annual financial statements have been delivered pursuant to Section 6.1), (vii) Opco Borrower may make distributions to Holdings (and Holdings may make distributions to Parent) in an amount equal to any proceeds received by Opco Borrower or any of its Subsidiaries as beneficiary of any life insurance policies covering any officer, director, manager or employee of Opco Borrower or any of its Subsidiaries, as long as no Default or Event of Default exists or would result therefrom (as determined, in respect of Section 7.14, on a pro forma basis as of the last date for which monthly or annual financial statements have been delivered pursuant to Section 6.1) and only to the extent (A) such distributions are utilized by Parent to repurchase its equity securities from the estate or heirs of the officer, director, manager or employee who is the subject of such insurance policies and (B) Opco Borrower or the applicable Subsidiary shall have executed and delivered to Agent a collateral assignment, in form and substance satisfactory to Agent, of such life insurance policy maintained by Opco Borrower or such Subsidiary, and (viii) distributions may be made by Holdings or Opco Borrower with respect to its obligations under Sections 2.5, 2.6, 5.4, 5.5, 5.9 and 8.1 of the Stock Purchase Agreement. Without limiting anything contained in this Section 7.4, any redemption of the Class B Preferred Stock of Parent as provided for in the Parent’s Amended and Restated Certificate of Incorporation shall only be made with the prior written consent of the Required Lenders.

7.5.     Mergers; Consolidations; Asset Sales.

(a) Not, and not permit any other Loan Parry to, be a party to any merger or consolidation, except for any such merger or consolidation of any Subsidiary into Opco Borrower or any domestic Wholly-Owned Subsidiary of Opco Borrower.

(b) Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of inventory in the ordinary course of business, (ii) sales and dispositions of assets (excluding any equity interests of any Borrower or any Subsidiary) for at least fair market value (as determined by the Board of Directors of Opco Borrower) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the property, plant and equipment of Opco Borrower and the Subsidiaries as of the last day of the preceding Fiscal Year and (iii) dispositions of assets by a Wholly-Owned Subsidiary of any Borrower to Opco Borrower or a domestic Wholly-Owned Subsidiary of Opco Borrower that is a Loan Party. Notwithstanding the foregoing, any Loan Party may sell, transfer or dispose of assets based upon its own reasonable determination of fair market value (and without an Opco Borrower Board of Director’s determination) provided that the aggregate book value of all assets sold, transferred or otherwise disposed of in this manner shall not exceed $100,000 in any Fiscal Year.

7.6.     Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Lender.

7.7.     Use of Proceeds.

Use the proceeds of the Loans, and the Letters of Credit, solely to finance the Related Transactions and to pay certain fees and expenses associated therewith, for working capital, for Capital Expenditures and for other general business purposes of Holdings and the Subsidiaries (including, without limitation, fees and expenses incurred in connection with the Related Agreements and the Loan Documents); and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.8.     Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates (excluding transactions specifically permitted under this Agreement).

7.9.     Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by any Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document. (b) prohibit any Loan Party from granting to Agent and Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to any Borrower or any other Subsidiary, or pay any Debt owed to any Borrower or any other Subsidiary, (ii) make loans or advances to any Borrower or any other Loan Party or (iii) transfer any of its assets or properties to any Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of any assets of the Borrower or any Subsidiary or all or a substantial part of the equity securities of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets or Subsidiary to be sold and such sale is permitted under this Agreement. (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

7.10.     Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto (including, without limitation, cultural instruction, reading instruction, speech comparison and recognition technology, language practice and experience and language travel services). Not, and not permit any other Loan Party to, issue any equity interest other than (a) any issuance of shares of Parent’s common equity securities pursuant to any employee or director option or stock purchase program, benefit plan or compensation program, (b) any issuance of shares of Parent’s common equity securities in connection with an Acquisition approved by Agent, (c) any issuance by a Subsidiary to Opco Borrower or another Subsidiary in accordance with Section 7.4 and any issuance by a Loan Party in accordance with Section 7.4(a), or (d) any issuance by Parent which does not result in an Event of Default under Section 8.1.9 hereof.

7.11.     Investments.

Not, and not permit any other Loan Party to. make or permit to exist any Investment in any other Person or create or establish any Subsidiary, except the following:

(a) contributions by Parent to Holdings, and contributions by any Borrower to the capital of any Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, or by any Subsidiary to the capital of any other Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations (or is a Borrower hereunder) and such guaranty is (or such Borrower Obligations are) secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.9;

(b) Investments constituting Debt permitted by Section 7.1(c);

(c) Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g) Investments listed on Schedule 7.11 as of the Closing Date;

(h) any purchase or other acquisition by Opco Borrower or any Wholly-Owned Subsidiary that is also a Domestic Subsidiary of the assets or equity interests of any Domestic Subsidiary;

(i) any Acquisition approved by Agent;

(j) Investments in Fairfield U.K., so long as the aggregate amount of such Investments does not exceed $1,500,000 at any time outstanding;

(k) Investments consisting of loans to officers and employees of any of Borrowers or Subsidiaries in an amount not to exceed $250,000 in the aggregate at any time outstanding;

(l) Holdings and/or Opco Borrower may establish up to two (2) Domestic Subsidiaries and may make Investments in such Domestic Subsidiaries, so long as the aggregate amount of such Investments does not exceed $3,000,000 at any time outstanding, provided that (i) Agent shall receive ten Business Days’ prior written notice of Opco Borrower’s intention to form such Domestic Subsidiary, (ii) on the date of incorporation or other formation, no Default or Event of Default exists or would result therefrom, and (iii) Opco Borrower complies, and causes such Domestic Subsidiary to comply, with the provisions set forth in Section 6.9 hereof;

(m) Investments in Foreign Subsidiaries (excluding Fairfield U.K.) operated as sales, distribution or production offices (such production to be limited to localization, translation and production of Opco Borrower’s products and not content creation or other product development), so long as the aggregate amount of such Investments do not exceed $1,000,000 (the “Initial Cap”) at any time outstanding, provided that the Initial Cap shall increase by an additional $1,000,000 per Fiscal Year if EBITDA for the previous Fiscal Year equals or exceeds $12,000,000 and the Total Debt (after making such Investment) to EBITDA Ratio for the most recent Computation Period is less than 1.0:1.0; provided further that at no time shall the Investment permitted by this clause (m) exceed $3,500,000 in the aggregate at any time outstanding; and

(n) other Investments in an amount not to exceed $100,000 during the term of this Agreement.

7.12.     Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under any Related Agreement, other than immaterial amendments, modifications and waivers not adverse to the interests of Agent or any Lender.

7.13.     Fiscal Year.

Not change its Fiscal Year.

7.14.     Financial Covenants.

7.14.1.     Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for any Computation Period ending on or after March 31, 2006 to be less than 1.10:1.00.

7.14.2.     Interest Coverage Ratio.

Not permit the Interest Coverage Ratio for any Computation Period ending on or after March 31, 2006 to be less than 3.00:1.00.

7.14.3.     [Intentionally Omitted].

7.14.4.     Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio

March 31, 2006, June 30, 2006 and September 30, 2006	2.75:1.00

December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007	2.50:1.00

December 31, 2007 and the last day of each Fiscal Quarter thereafter	2.25:1.00

7.14.5. EBITDA.

Not permit EBITDA for any Computation Period to be less than the applicable amount set forth below for such Computation Period:

Computation Period Ending	EBITDA

March 31, 2006, June 30, 2006 and September 30, 2006	$6,500,000

December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007	$8,000,000

December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008	$9,000,000

December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009	$10,000,000

March 31, 2010 and the last day of each Fiscal Quarter thereafter	$11,000,000

7.14.6.     Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures made by Opco Borrower and its Subsidiaries in any Fiscal Year to exceed the Maximum Capital Expenditures Limit, provided that so long as no Event of Default or Default exists or would result therefrom, Loan Parties may make Capital Expenditures in any Fiscal Year ending on or after December 31, 2007 in excess of the Maximum Capital Expenditures Limit only so long as the aggregate amount of such excess Capital Expenditures does not exceed the amount by which Excess Cash Flow for the previous Fiscal Year exceeds the amount of dividends or other distributions pursuant to Section 7.4(iv) for such Fiscal Year.

7.15.     Bank Accounts.

Not, and not permit any other Loan Party, to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 and such other bank accounts which have collectively an average daily balance (calculated over the most recently ended calendar month) of less than $75,000 without prior written notice to Agent and unless Agent or such Loan Party and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to Agent; provided however that the Note Payment Account shall not be subject to the foregoing requirements until such time as the Holdings Promissory Note has been paid in full.

7.16.     Subsidiaries.

Not, and not permit any other Loan Party, to establish or acquire any Subsidiary, except as permitted by Sections 7.11(l) or 7.1l(m).

Section 8.     Events of Default; Remedies.

8.1.     Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.     Non-Payment of Credit.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 2 days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2.     Default Under Other Debt.

Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable

(or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.     Bankruptcy; Insolvency.

Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application. consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.     Non-Compliance with Loan Documents.

(a) Failure by any Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.l.5(a), 6.1.6, 6.1.8, 6.3(b) and (c), 6.5, 6.7, 6.8 and 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 days following the earlier of (a) any Loan Party receiving written notice thereof or (b) any Loan Party acquiring actual knowledge thereof.

8.1.5.     Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is untrue or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is untrue or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6.     Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

8.1.7.     Judgments.

Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

8.1.8.     Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect in any material respect (other than as a result of any action or inaction on the part of the Agent or the Lenders or as a result of a release of Collateral or any Loan Party in accordance with the terms of the Loan Documents); or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9.     Change of Control.

(a) Sponsor and its Investment Affiliates shall collectively cease to, directly or indirectly, own and control at least (i) 51% of the equity interests of Parent or (ii) that percentage of the outstanding voting equity interests of Parent necessary at all times to elect (through contract, ownership of voting securities or otherwise) a majority of the board of directors (or similar governing body) of Parent and to direct the management policies and decisions of Parent, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Sponsor or any of its Investment Affiliates shall have acquired a greater beneficial ownership in Parent’s voting equity interests than that held collectively by Sponsor and its Investment Affiliates, (c) a majority of Parent’s board of directors (or similar governing body) shall cease to consist of the directors (or similar parties) of Parent on the Closing Date (after giving effect to the Related Transactions) and other directors (or similar parties) whose nomination for election to Parent’s board of directors (or similar governing body) is recommended by at least a majority of the foregoing described directors (or similar parties), (d) Parent shall cease to directly own and control 100% of each class of the outstanding equity interests of Holdings, (e) Holdings shall cease to directly own and control 100% of each class of the outstanding equity interests of Opco Borrower or (f) Opco Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Subsidiary.

8.1.10.     Activities of Parent and Holding.

(a) Except in connection with the performance of its obligations under the Related Agreements, Parent (i) conducts any business other than its ownership of equity securities of Holdings, or (ii) incurs any Debt or liabilities other than Obligations under this Agreement and the other Loan Documents and liabilities incidental to the conduct of its business as a holding company or (b) Holdings (i) conducts any business other than its ownership of equity securities of Opco Borrower and such other Domestic Subsidiaries permitted under Section 7.11(1) hereof, or (ii) incurs any Debt or liabilities other than Obligations under this Agreement and the other Loan Documents and liabilities incidental to the conduct of its business as a holding company.

8.2.     Remedies.

If any Event of Default described in Section 8.1.3 shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable and Borrowers shall become immediately obligated to cash collateralize all Letters of Credit in a manner acceptable to Agent, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent (upon the written request of Required Lenders) shall declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable and/or demand that Borrowers immediately cash collateralize all or any Letters of Credit in a manner acceptable to Agent, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable) and/or Borrowers shall immediately become obligated to cash collateralize the Letters of Credit (all or any, as applicable) in a manner acceptable to Agent, all without presentment, demand, protest or notice of any kind. Agent shall promptly advise Administrative Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of each Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Required Lenders. Any cash collateral delivered hereunder shall be held by Agent (without liability for interest thereon) and applied to Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Agent to any remaining Obligations and any excess shall be delivered to Administrative Borrower for the benefit of Borrowers or as a court of competent jurisdiction may elect.

Section 9.     Agent.

9.1.     Appointment: Authorization.

(a) Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

(b) Issuing Lender shall act on behalf of Lenders (according to their Pro Rata Revolving Share) with respect to any Letters of Credit issued by it and the documents associated therewith. Issuing Lender shall have all of the benefits and immunities (i) provided to Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 9, included Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

9.2.     Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3.     Limited Liability.

None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein).

or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.     Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5.     Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request. Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6.     Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it. and that no act by Agent hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent. Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7.     Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), based on such Lender’s Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8.     Agent Individually.

Madison and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though Madison were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Madison or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any). Madison and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Madison were not Agent, and the terms “Lender” and “Lenders” include Madison and its Affiliates, to the extent applicable, in their individual capacities.

9.9.     Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders. If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Administrative Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with Lenders and (so long as no Event of Default exists) Administrative Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

9.10.       Collateral Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Administrative Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(iii) of Section 7.2 (it being understood that Agent may conclusively rely on a certificate from Administrative Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7. 1(b)). Upon request by Agent at any time. Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

Section 10. Miscellaneous.

10.1.       Waiver; Amendments.

No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and approved by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall increase any Commitment, extend the date scheduled for payment of any principal of (except as set forth below) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents or reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.7.1) or any fees or other amounts payable hereunder or under the other Loan Documents, without, in each case, the consent of each Lender affected thereby. No amendment, modification, waiver or consent shall release any party from its guaranty under the Guarantee and Collateral Agreement or all or substantially all of the Collateral granted under the Collateral Documents, the definition of Required Lenders, change any provision of this Section 10.1. amend the provisions of Section 2.12.2 or reduce the aggregate Pro Rata Share required to effect any amendment, modification, waiver or consent, without, in each case, the consent of all Lenders. No provision of Sections 2.10.2 or 2.10.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term A Loan. No provision of Section 9 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of Issuing Lender.

10.2.       Notices.

Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of Administrative Borrower, and Borrowers shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. Borrowers and Lenders each hereby acknowledge that, from time to time, Agent may deliver information and notices to Lenders using the internet service “Intralinks”. Each Borrower and each Lender hereby agree that Agent may, in its discretion, utilize Intralinks for such purpose.

10.3.       Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that, subject to the last sentence of this Section 10.3, if Administrative Borrower notifies Agent that Administrative Borrower wishes to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Administrative Borrower that Required Lenders wish to amend Section 7.14 (or any related definition) for such purpose), then Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrowers and Required Lenders. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding the forgoing provisions of this Section 10.3, Holdings and its Subsidiaries will continue to expense (and not capitalize) all research and development costs and expenses and, in the event GAAP shall require any research and development costs or expenses be capitalized, Holdings and its Subsidiaries will continue to expense such costs and expenses for purposes of Section 7.14 and the related definitions.

10.4.       Costs; Expenses.

Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrowers agree to pay, and to save Agent and Lenders harmless from all liability for, any fees of Borrowers’ auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the

Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement).

10.5.       Indemnification by Borrowers.

In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrowers hereby agree to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6.       Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7.       Nonliability of Lenders.

The relationship between Borrowers on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrowers. Neither Agent nor any Lender undertakes any responsibility to Borrowers to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Execution of this Agreement by Borrowers constitutes a full, complete and irrevocable release of any and all claims which Borrowers may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall have any liability with respect to, and Borrowers hereby waive, release and agree not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8.       Assignments; Participations.

10.8.1.    Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent, Issuing Lender (for an assignment of the Revolving Loans and the Revolving Loan Commitment) and, so long as no Event of Default exists, Administrative Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or a Related Fund of a Lender). Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender) shall be in a minimum aggregate amount equal to $3,000,000 or, if less, the Commitment or the principal amount of the Loan being assigned. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender. No assignment may be made to any Person if at the time of such assignment Borrowers would be obligated to pay any greater amount under Section 3 to the Assignee than Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 10.8.1 shall be treated as the sale of a participation under Section 10.8.2. Administrative Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Administrative Borrower has expressly objected to such assignment within three Business Days after written notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Loan Commitment plus the principal amount of the Assignee’s Term A Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term A Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Administrative Borrower on behalf of the Borrowers any prior Note held by it.

(c) Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be rebuttably presumptive evidence of the matters recited therein, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(d) Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to a Related Fund.

10.8.2.    Participations.

Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.12.5. Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that no Lender and its Participant(s) shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation(s) had been sold).

10.9.       Confidentiality.

Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrowers and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. Notwithstanding the foregoing. Borrowers consent to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.10.     Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.11.     Nature of Remedies.

All Obligations of Borrowers and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12.     Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.13.     Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14.     Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.8.3) and any prior arrangements made with respect to the payment by Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders.

10.15.     Successors; Assigns.

This Agreement shall be binding upon Borrowers, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.16.     Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.17.     Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18.     Waiver of Jury Trial.

EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.19.     Holdings as Agent for Borrowers.

Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.

[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ROSETTA STONE HOLDINGS INC.

By:	/s/ [ILLEGIBLE]
Title:	CEO and President

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By:
Title:

Signature Page to Credit Agreement

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ROSETTA STONE HOLDINGS INC.

By:
Title:

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By:	/s/ [ILLEGIBLE]
Title:	Managing Director

Signature Page to Credit Agreement

ANNEX I

Commitments and Pro Rata Shares

Lender	Revolving Commitment Amount	Pro Rata Share	Term A Loan Commitment	Pro Rata Share
Madison Capital Funding LLC	$4,000,000	100%	$17,000,000	100%
TOTALS	$4,000,000	100%	$17,000,000	100%

I-1

Annex II

Addresses

Rosetta Stone Holdings Inc.
135 West Market Street
Harrisonburg, Virginia 22801
Attention:	Tom Adams
Telephone:	(540) 432-6166, ext. 3226
Telecopy:	(703) 991-5843

Madison Capital Funding LLC,
as Agent and a Lender

Address for Notices:

30 South Wacker Drive
Suite 3700
Chicago, Illinois 60606
Attention:	Fairfield Technologies Account Manager
Telephone:	(312) 596-6900
Telecopy:	(312) 596-6950

Address for Payments:

Bank:	LaSalle Bank National Association
ABA #:	071000505
Account #:	5800299108
Reference:	Madison Capital Funding LLC
Address:	Chicago, Illinois 60603

II-1

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                  by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of January 4, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Rosetta Stone Holdings Inc. (“Holdings”), the other Borrowers party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1.         Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.         Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3.         Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement: (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender: (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.         The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5.         Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6.         Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7.         THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.         This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment. Receipt by telecopy of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

[Consented to:

[Madison Capital Funding LLC, as Agent

By:
Title: ]

[[Rosetta Stone Holdings Inc.]

By:
Title: ]

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit Agreement dated as of January 4, 2006 among Rosetta Stone Holdings Inc., as a Borrower, the other Borrowers party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Term A Loan
Assignor Amounts	$	$
Amounts Assigned	$	$
Assignee Amounts (post-assignment)	$	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit B

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of January 4, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Holdings”), as a Borrower, the other Borrowers party thereto, the financial institutions party thereto and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

Enclosed herewith is a copy of the [annual audited/monthly] report of Holdings as at                          (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments)] of Holdings as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

Holdings hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the Computation Date.

Holdings further certifies that the representations and warranties set forth in Section 5.18 of the Credit Agreement are true and correct in all material respects as of the Computation Date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date.

Holdings further certifies that no applications for the registration of any copyrights, patents or trademarks have been filed by any Loan Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof since [the Closing Date/the date of the last Compliance Certificate] [other than                                               ].

Holdings further certifies that no Event of Default or Default has occurred and is continuing.

Holdings has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                           .

Rosetta Stone Holdings Inc.

By:
Title:

Schedule to Compliance Certificate Dated as of

A.	Section 7.14.1 - Minimum Fixed Charge Coverage Ratio

	1.	Consolidated Net Income	$

	2.	Plus: Interest Expense, amortization or write-off of Debt discount, Debt issuance costs and other fees and charges with respect to Debt	$

		income tax expense	$

		depreciation and amortization	$

		any extraordinary or non-recurring non-cash expenses or non-cash losses	$

		any other non-cash expenses or non-cash losses	$

		transaction costs and other expenses associated with the Related Transactions	$

		management fees paid to Sponsor (and/or any Affiliates of Sponsor) permitted under Section 7.4	$

any purchase accounting adjustments associated with the Related Transactions minus, to the extent not otherwise deducted from Consolidated Net Income, any cash payments related to any non-cash expenses deducted from Consolidated Net Income during such period or prior periods

$

solely for the 12 month period following the consummation of the Related Transactions, adjustments in an amount acceptable to Agent to reflect the impact, if any, of the non-cash purchase price adjustments to the current deferred revenue balance and inventory carrying value and other similar purchase price

$

adjustments:

	3.	Total (EBITDA)	$

	4.	Income taxes and tax distributions paid	$

	5.	Capital Expenditures	$

	6.	Sum of (4) and (5)	$

	7.	Remainder of (3) minus (6)	$

	8.	Interest Expense paid in cash	$

	9.	Required payments of principal of Debt (including Term A Loan but excluding Revolving Loans)	$

	10.	Management fees paid to Sponsor (and/or any Affiliates of Sponsor)	$

	11.	Sum of (8), (9) and (10)	$

	12.	Ratio of (7) to (11)	to 1

	13.	Minimum Required	to 1

B.	Section 7.14.2 - Minimum Interest Coverage Ratio

	1.	EBITDA	$
(from Item A(3) above)

	2.	Interest Expense paid in cash	$

	3.	Ratio of (1) to (2)	to 1

	4.	Minimum required	to 1

C.	Section 7.14.4 - Maximum Total Debt to EBITDA Ratio

	1.	Total Debt	$

	2.	EBITDA	$
(from Item A(3) above)

	3.	Ratio of (l) to (2)	to 1

	4.	Maximum allowed	to 1

D.	Section 7.14.5-Minimum EBITDA

	1.	EBITDA	$
(from Item A(3) above)

	2.	Minimum required	$

E.	Section 7.14.6 - Capital Expenditures

	1.	Capital Expenditures for the Fiscal Year	$

	2.	Maximum Permitted Capital Expenditures	$

Exhibit C

Form of Availability Certificate

Please refer to the Credit Agreement dated as of January 4, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Administrative Borrower”), the other Borrowers party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Administrative Borrower hereby certifies and warrants that at the close of business on                                  (the “Calculation Date”), Borrowing Availability was $                            , computed as set forth on the schedule attached hereto.

Administrative Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                               .

Rosetta Stone Holdings Inc.

By:
Title:

C-1

Schedule to Availability Certificate
Dated as of

1.	EBITDA [As defined under Item A(3) from Exhibit B to the Credit Agreement, calculated on a trailing 12 month basis]*	$

2.	The maximum Total Debt to EBITDA Ratio permitted under Section 7.14.4 of the Credit Agreement as of the last day of the then most recently ended Computation Period

3.	Item 1 multiplied by Item 2

4.	Total Debt	$

5.	Item 3 minus Item 4	$

6.	Lesser of Item 5 and Revolving Loan Commitment	$

7.	Reserves and Allowances	$

8.	Borrowing Availability [Item 6 minus Item 7]	$

9.	Revolving Outstandings	$

10.	Net Availability [Excess of Item 8 over Item 9]	$

11.	Required Prepayment [Excess of Item 9 over Item 8]	$

*For purposes of the Availability Certificate delivered pursuant to Section 4.1(i) of the Credit Agreement, EBITDA shall be deemed to be the total EBITDA for the period commencing January 1, 2005 and ending on November 30, 2005, multiplied by 1.0909091.

C-2

Exhibit D

Form of Note

$	Chicago, Illinois

[Each of] the undersigned ([each, a] “Borrower” [and collectively, the “Borrowers”), for value received, promises to pay to the order of                          (“Lender”) at the principal office of Madison Capital Funding LLC (the “Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to Borrower[s] by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrower[s] further promise[s] to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of January 4, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrower[s], the other Borrowers party thereto from time to time, the financial institutions (including Lender) party thereto from time to time and Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

[Borrower[s]]

By:
Title:

D-1

Exhibit E

Form of Notice of Borrowing

Please refer to the Credit Agreement dated as of January 4, 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Administrative Borrower”), the other Borrowers party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement. Administrative Borrower hereby requests a borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed borrowing is $                    . The requested borrowing date for the proposed borrowing (which is a Business Day) is                   ,         . The Revolving Loans comprising the proposed Borrowing are [Base Rate] [LIBOR] Loans. The duration of the Interest Period for each LIBOR Loan made as part of the proposed Borrowing, if applicable, is                      months (which shall be 1, 2, 3 or 6).

Administrative Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on                               .

Rosetta Stone Holdings Inc.

By:
Title:

E-1

Exhibit F

Form of Notice of Conversion/Continuation

Please refer to the Credit Agreement, dated as of January 4, 2006 as amended or otherwise modified from time to time, the “Credit Agreement”), among the undersigned (“Administrative Borrower”), the other Borrowers party thereto from time to time, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent. This notice is given pursuant to Section 2.2.3 of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. Administrative Borrower hereby requests a [conversion][continuation] of the [Term A Loan][Revolving Loans] as follows:

The date of the proposed [conversion] [continuation] is                     ,            (which shall be a Business Day). The aggregate amount of the [Term A Loan] [Revolving Loans] proposed to be [converted] [continued] is $                      . [Specify which part is to be converted and which part is to be continued, if appropriate.] The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans]. The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is                          months (which shall be 1, 2, 3 or 6).

Administrative Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on                         .

Rosetta Stone Holdings Inc.

By:
Title:

F-1

Exhibit G

Form of Borrower Joinder Agreement

This Borrower Joinder Agreement dated as of                   , 2006 is by and among                                           , a                                        (“Company”), Rosetta Stone Holdings Inc., a Delaware corporation (“Holdings” and, together with Company, each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”), and Madison Capital Funding LLC, as Agent for all Lenders.

WHEREAS, Holdings, Lenders and Agent have entered into a Credit Agreement (as hereinafter defined) dated as of January 4, 2006; and

WHEREAS, Company desires to join Holdings as a Borrower (as such term is defined in the Credit Agreement) under the Credit Agreement;

NOW THEREFORE, the parties hereto hereby agree as follows:

Section 1.                                                  Definitions. Capitalized terms used in this Borrower Joinder Agreement, unless otherwise defined herein, shall have the meaning ascribed to such terms in that certain Credit Agreement, dated as of January 4, 2006, among Holdings, the other Borrowers from time to time party thereto, the “Lenders” identified therein and Agent (as amended, modified or supplemented, the “Credit Agreement”).

Section 2.                                                 Joinder. Subject to the terms and conditions of this Borrower Joinder Agreement, Company is hereby joined in the Credit Agreement as a Borrower, and Company hereby agrees to be bound by the terms and conditions (including without limitation all of the representations and warranties and covenants) of each Loan Document to which a Borrower is a party, including without limitation the Credit Agreement, as Borrower, in each case as if Company were a direct signatory thereto. In furtherance of the preceding sentence, without limiting any provision of any Loan Document to which Company is now becoming a party as a Borrower, and in accordance with the terms of the Loan Documents, Company agrees to be jointly and severally liable with Holdings for the Loans and other Obligations.

Section 3.                                                 Effectiveness. This Borrower Joinder Agreement shall be effective upon the execution and delivery hereof by the parties hereto.

Section 4.                                                 Representations and Warranties. Company represents and warrants to Agent and each Lender that both before and after giving effect to the consummation of this Borrower Joinder Agreement (i) each of the representations and warranties of Company set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects as of the date hereof, and (ii) no Default or Event of Default has, or will have, occurred and is, or will be, continuing. After the execution and delivery by Company of this Borrower Joinder Agreement, Company shall thereafter make the representations and warranties as a Borrower at the times required by the Credit Agreement.

Section 5.                                                Scope. Except as expressly modified by this Borrower Joinder Agreement, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect as executed.

G-1

IN WITNESS WHEREOF, this Borrower Joinder Agreement has been duly executed as of the date first above written.

, a

By
Name
Title

ROSETTA STONE HOLDINGS INC., a Delaware corporation

By
Name
Title

MADISON CAPITAL FUNDING LLC, as Agent

By
Name
Title

G-2

Exhibit H

Form of Excess Cash Flow Certificate

Date:                   , 200

Please refer to the Credit Agreement dated as of January 4, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (together with its respective successors and assigns, the “Opco Borrower”). Rosetta Stone Holdings Inc., as a Borrower, the financial institutions party thereto, as Lenders, and Madison Capital Funding LLC, as Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The officer executing this Certificate is a chief financial officer of the Opco Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Opco Borrower. By executing this Certificate such officer hereby certifies to Agent and Lenders that:

(a) set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the year ended December 31, 200    and a correct calculation of the required prepayment of

$                                   ;

(b) Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Agent in accordance with Section 6.1.1 of the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its chief financial officer this                  day of                       , 200   .

FAIRFIELD & SONS, LTD.

By:
Name:
Title: Chief Financial Officer

Schedule 1

to

Excess Cash Flow Certificate

Excess Cash Flow is defined as follows:

EBITDA (from item A(3) of Exhibit B)		$

Plus:	Decrease in Adjusted Working Capital	$

Less:	Scheduled principal payments made with respect to Term A Loan	$

	Voluntary principal payments made with respect to Term A Loan	$

	Cash payments (not financed by Debt) made with respect to Capital Expenditures permitted by Credit Agreement	$

	Federal, state, local and foreign income taxes paid in cash	$

	Increase in Adjusted Working Capital	$

	Transaction costs and cash expenses associated with Related Transactions	$

	Interest Expense paid in cash	$

	Amounts permitted by the Credit Agreement to be paid to repurchase equity securities	$

	Management fees paid to Sponsor (and/or any Affiliates of Sponsor) to the extent permitted under Section 7.4	$

Excess Cash Flow		$

Total Debt to EBITDA Ratio (from item C(3) of Exhibit B)		:1

Prepayment percent		%

Prepayment amount		$

Decrease (increase) in Adjusted Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. of Period	End of Period

Consolidated current assets:	$	$

Less: cash

cash equivalents

Adjusted current assets	$	$

Consolidated current liabilities:	$	$

Less: short-term Debt (including current portion of long-term Debt)

Adjusted current liabilities	$	$

Adjusted Working Capital (adjusted consolidated current assets minus adjusted consolidated current liabilities)	$	$

Decrease (Increase) in Adjusted Working Capital (beginning of period minus end of period Adjusted Working Capital)		$

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 2, 2007 and is entered into by and among Rosetta Stone Holdings Inc., a Delaware corporation (“Holdings”), Rosetta Stone Ltd. (formerly known as Fairfield & Sons, Ltd.), a Virginia corporation, which does business under the fictitious name of Fairfield Language Technologies (“Company” and, together with Holdings, each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”), the financial institutions (together with their respective successors and assigns, “Lenders”) party to the Credit Agreement (as hereinafter defined), and Madison Capital Funding LLC, agent for all Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and Lenders are parties to that certain Credit Agreement dated as of January 4, 2006 (as amended, modified and supplemented from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement); and

WHEREAS, Borrowers have requested that Agent and Lenders amend the Credit Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                Amendment. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations set forth in Section 3 below, the Credit Agreement is amended as follows:

(a)                           The definition of EBITDA set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, the sum of (a) Interest Expense, amortization or write-off of Debt discount, Debt issuance costs and other fees and charges with respect to Debt, (b) income tax expense, (c) depreciation and amortization for such period including but not limited to amortization of intangibles, (d) any extraordinary or non-recurring non-cash expenses or non-cash losses, including but not limited to non-cash losses on sales of assets outside the ordinary course of business and write-downs of intangibles, (e) any other non-cash expenses or non-cash losses, including but not limited to any stock-based compensation expense, (f) transaction costs and other expenses associated with the Related Transactions, including but not limited to legal and advisory fees and incentives based on the performance of Opco Borrower, (g) management fees paid to Sponsor (and/or any Affiliates of Sponsor) to the extent permitted under Section 7.4 and (h) purchase accounting adjustments associated with the Related Transactions in connection with the expensing of in-process research and development and to current deferred revenue, minus, to the extent not otherwise deducted from Consolidated Net Income, any cash payments made in such period related to any non-cash expenses deducted from Consolidated Net Income during such period or prior periods.

(b)                          Section 6.1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.1.1                 Annual Report.

Promptly when available and in any event within (a) 220 days after the close of the Fiscal Year ending December 31, 2006, and (b) 120 days after the close of each other Fiscal Year: (i) a copy of the annual audit report of Parent and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Parent and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by Parents’ independent certified public accountants) by independent auditors of recognized standing selected by Parent and reasonably acceptable to Agent, together with (A) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Borrowers were not in compliance with any provision of Section 7.1, 7.3, 7.4 or 7.14 insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrowers were not in compliance with any such provision, describing such non-compliance in reasonable detail and (B) a comparison with the previous Fiscal Year; and (ii) a consolidating balance sheet of Parent and the Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flows for Parent and the Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by the chief financial officer of Parent.

2.                                Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent), each to be in form and substance satisfactory to Agent:

(a)                           Agent shall have received a fully executed copy of this Amendment, together with the Consent and Reaffirmation attached hereto;

(b)                          Agent shall have been reimbursed for all reasonable costs, fees and expenses incurred by Agent or Lenders in connection with the preparation, execution, administration or enforcement of this Amendment;

(c)                           all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

(d)                          no Default or Event of Default shall have occurred and be continuing.

3.                                Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrowers represent and warrant to Agent and Lenders that:

(a)                           the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Borrower and that this Amendment has been duly executed and delivered by such Borrower;

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(b)                          each of the representations and warranties set forth in Section 5 of the Credit Agreement, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); and

(c)                           no Default or Event of Default has occurred and is continuing.

4.                                Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

5.                                References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

6.                                Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7.                                Release. Execution of this Amendment by Borrowers constitutes a full, complete and irrevocable release of any and all claims which Borrowers may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Amendment. Neither Agent nor any Lender shall have any liability with respect to, and Borrowers hereby waive, release and agree not to sue for, any special, indirect, punitive or consequential damages or liabilities.

8.                                Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

9.                                Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the state of Illinois. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ROSETTA STONE HOLDINGS INC.

By	/s/ [ILLEGIBLE]
Title	CFO

ROSETTA STONE LTD.

By	/s/ [ILLEGIBLE]
Title	CFO

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By
Title

Amendment No. 2 to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ROSETTA STONE HOLDINGS INC.

By
Title

ROSETTA STONE LTD.

By
Title

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By	/s/ [ILLEGIBLE]
Title	Managing Director

Amendment No. 2 to Credit Agreement

CONSENT AND REAFFIRMATION

Rosetta Stone Inc., a Delaware corporation (“Parent”), hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 2 to Credit Agreement (the “Amendment”); (ii) consents to each Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment; and (iv) reaffirms that the Loan Documents to which it is a party (and its obligations thereunder) shall continue to remain in full force and effect. Although Parent has been informed of the matters set forth herein and have acknowledged and agreed to same, Parent understands that Agent and Lenders have no obligation to inform Parent of such matters in the future or to seek Parent’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

This Consent and Reaffirmation shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the state of Illinois.

IN WITNESS WHEREOF, Parent has executed this Consent and Reaffirmation on and as of the date of the Amendment.

ROSETTA STONE INC.

By	/s/ [ILLEGIBLE]
Title	CFO

Consent and Reaffirmation to Amendment No. 2 to Credit Agreement

WAIVER AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

This WAIVER AND AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 23, 2008 and is entered into by and among Rosetta Stone Holdings Inc., a Delaware corporation (“Holdings”), Rosetta Stone Ltd. (formerly known as Fairfield & Sons, Ltd.), a Virginia corporation (“Company” and, together with Holdings, each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”), the financial institutions (together with their respective successors and assigns, “Lenders”) party to the Credit Agreement (as hereinafter defined), and Madison Capital Funding LLC, agent for all Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and Lenders are parties to that certain Credit Agreement dated as of January 4, 2006 (as amended, modified and supplemented from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement);

WHEREAS, Borrower has advised Agent and Lenders that Events of Default exist under Section 8.1.4 of the Credit Agreement arising as a result of (i) Borrowers failing to comply with the minimum Fixed Charge Coverage Ratio for the Computation Periods ending March 31, 2007, June 30, 2007 and September 30, 2007, each of which constitutes a breach of Section 7.14.1 of the Credit Agreement, (ii) Borrowers failing to comply with the Maximum Capital Expenditures Limit for the Computation Periods ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, each of which constitutes a breach of Section 7.14.6 of the Credit Agreement, and (iii) Borrowers failing to comply with the timing requirements of Section 6.8 relating to notification of, and filing with respect to, new patents and trademarks for time periods prior to the date hereof (the foregoing Events of Default collectively the “Existing Events of Default”); and

WHEREAS, Borrower has requested that Agent and Lenders waive the Existing Events of Default and amend the Credit Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Waiver. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations set forth in Section 4 below, Agent and Lenders hereby waive the Existing Events of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.

2.  Amendment. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations set forth in Section 4 below, the Credit Agreement is amended as follows:

(a)  The definition of Maximum Capital Expenditure limit set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Maximum Capital Expenditures Limit means an amount equal to $9,000,000.

(b)  Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.14.                 Financial Covenants.

7.14.1           Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for any Computation Period ending on or after December 31, 2008 to be less than 1.25:1.00.

7.14.2           Interest Coverage Ratio.

Not permit the Interest Coverage Ratio for any Computation Period ending on or after March 31, 2007 to be less than 5.00:1.00.

7.14.3           [Intentionally Omitted].

7.14.4           Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio

March 31, 2008	1.40:1.00

June 30, 2008	1.30:1.00

September 30, 2008 and the last day of each Fiscal Quarter thereafter	1.25:1.00

7.14.5           EBITDA.

Not permit EBITDA for any Computation Period to be less than the applicable amount set forth below for such Computation Period:

Computation Period Ending	EBITDA

March 31, 2008	$11,000,000

June 30, 2008	$12,000,000

September 30, 2008	$13,500,000

December 31, 2008 and the last day of each Fiscal Quarter thereafter	$15,000,000

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7.14.6           Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures made by Opco Borrower and its Subsidiaries in any Fiscal Year to exceed the Maximum Capital Expenditures Limit, provided that so long as no Event of Default or Default exists or would result therefrom, Loan Parties may make Capital Expenditures in any Fiscal Year ending on or after December 31, 2007 in excess of the Maximum Capital Expenditures Limit only so long as the aggregate amount of such excess Capital Expenditures does not exceed the amount by which Excess Cash Flow for the previous Fiscal Year exceeds the amount of dividends or other distributions pursuant to Section 7.4(iv) for such Fiscal Year.

3.                           Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent), each to be in form and substance satisfactory to Agent:

(a)                      Agent shall have received a fully executed copy of this Amendment, together with the Consent and Reaffirmation attached hereto;

(b)                     Borrowers shall have paid an amendment fee in the amount of $25,000 as referred to in Section 5 hereof, and Agent shall have been reimbursed for all reasonable costs, fees and expenses incurred by Agent or Lenders in connection with the preparation, execution, administration or enforcement of this Amendment;

(c)                      all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

(d)                     no Default or Event of Default (other than the Existing Events of Default) shall have occurred and be continuing.

4.                           Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrowers represent and warrant to Agent and Lenders that:

(a)                      the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Borrower and that this Amendment has been duly executed and delivered by such Borrower;

(b)                     each of the representations and warranties set forth in Section 5 of the Credit Agreement, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); and

(c)                      no Default or Event of Default (other than the Existing Events of Default) has occurred and is continuing.

5.                           Amendment Fee. Borrowers agrees to pay Agent for the pro rata benefit of the Lenders an amendment fee in the amount of $25,000, which shall be fully earned and payable on the date hereof.

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6                              Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7.                           References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

8.                           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9.                           Release. Execution of this Amendment by Borrowers constitutes a full, complete and irrevocable release of any and all claims which Borrowers may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Amendment. Neither Agent nor any Lender shall have any liability with respect to, and Borrowers hereby waive, release and agree not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.                     Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

11.                     Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the state of Illinois. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ROSETTA STONE HOLDINGS INC.

By	/s/ [ILLEGIBLE]
Title	CFO

ROSETTA STONE LTD.

By	/s/ [ILLEGIBLE]
Title	CFO

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By
Title

Waiver and Amendment No. 2 to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ROSETTA STONE HOLDINGS INC.

By
Title

ROSETTA STONE LTD.

By
Title

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By	/s/ [ILLEGIBLE]
Title	Vice President

Waiver and Amendment No. 2 to Credit Agreement

CONSENT AND REAFFIRMATION

Rosetta Stone Inc., a Delaware corporation (“Parent”), hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Amendment No. 2 to Credit Agreement (the “Amendment”); (ii) consents to each Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment; and (iv) reaffirms that the Loan Documents to which it is a party (and its obligations thereunder) shall continue to remain in full force and effect. Although Parent has been informed of the matters set forth herein and have acknowledged and agreed to same, Parent understands that Agent and Lenders have no obligation to inform Parent of such matters in the future or to seek Parent’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

This Consent and Reaffirmation shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the state of Illinois.

IN WITNESS WHEREOF, Parent has executed this Consent and Reaffirmation on and as of the date of the Amendment.

ROSETTA STONE INC.

By	/s/ [ILLEGIBLE]
Title	CFO

Consent and Reaffirmation toWaiver and Amendment No. 2 to Credit Agreement